UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No.   )
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Soliciting Material under §240.14a-12

CrowdStrike Holdings, Inc.

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206 E. 9th Street, Suite 1400
Austin, Texas 78701
Notice of Annual Meeting of Stockholders
Time and Date:	9:00 a.m. Pacific Time Wednesday, June 29, 2022
Virtual Meeting:	www.virtualshareholdermeeting.com/CRWD2022
Dear Stockholder:
You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of CrowdStrike Holdings, Inc., a Delaware corporation (“CrowdStrike”), which will be held on Wednesday, June 29, 2022 at 9:00 a.m. Pacific Time. The Annual Meeting will be a virtual meeting of stockholders, which will be conducted via a live audio webcast. You will be able to attend the Annual Meeting, submit your questions and vote online during the meeting by visiting www.virtualshareholdermeeting.com/CRWD2022. We believe a virtual meeting provides expanded access, improves communication, enables increased stockholder attendance and participation, allows our employee stockholders around the world to attend the Annual Meeting, and provides cost savings for our stockholders and CrowdStrike.
At our Annual Meeting you will be asked to:
1.	Elect nominees Cary J. Davis, George Kurtz and Laura J. Schumacher to the Board of Directors to hold office until the 2025 Annual Meeting of Stockholders.
2.	Ratify the selection of PricewaterhouseCoopers LLP as CrowdStrike’s independent registered public accounting firm for its fiscal year ending January 31, 2023.
You may also be asked to transact any other business that is properly brought before the meeting. The record date for the Annual Meeting is May 2, 2022. Only stockholders of record at the close of business on that date may vote at the meeting or any adjournment thereof.
Whether or not you expect to attend the Annual Meeting, please vote as promptly as possible to ensure your representation at the meeting. You may vote your shares by telephone or over the Internet as instructed in these materials. If you received a proxy card or voting instruction card by mail, you may submit your proxy card or voting instruction card by completing, signing, dating and mailing your proxy card or voting instruction card in the envelope provided.
By Order of the Board of Directors
George Kurtz President, Chief Executive Officer and Director
Austin, Texas
May 6, 2022

Important Notice Regarding the Availability of Proxy Materials for the Stockholders’ Meeting to Be Held on
Wednesday, June 29, 2022 at 9:00 a.m. Pacific Time online at
www.virtualshareholdermeeting.com/CRWD2022.
The proxy statement and annual report to stockholders
are available at www.proxyvote.com

Summary Information
We are providing you with these proxy materials because the Board of Directors of CrowdStrike Holdings, Inc. (the “Board”) is soliciting your proxy to vote at CrowdStrike’s 2022 Annual Meeting of Stockholders (the “Annual Meeting”), including at any adjournments or postponements thereof, to be held via a live audio webcast on Wednesday, June 29, 2022 at 9:00 a.m. Pacific Time. The Annual Meeting can be accessed by visiting www.virtualshareholdermeeting.com/CRWD2022 where you will be able to listen to the meeting live, submit questions and vote online.
You are invited to attend the Annual Meeting to vote on the proposals described in this Proxy Statement. However, you do not need to attend the Annual Meeting to vote your shares. Instead, you may simply follow the instructions below to submit your proxy. The proxy materials, including this Proxy Statement and our 2022 Annual Report, are first being distributed and made available on or about May 6, 2022.
As used in this Proxy Statement, references to “we,” “us,” “our,” “CrowdStrike” and the “Company” refer to CrowdStrike Holdings, Inc. and its subsidiaries. Our fiscal year end is on January 31 and our year ended January 31, 2022 is referred to herein as “fiscal 2022” or “FY2022”. Information contained on, or that can be accessed through, our website is not intended to be incorporated by reference into this proxy statement and references to our website address in this proxy statement are inactive textual references only.
To assist you in reviewing the proposals to be acted upon at the Annual Meeting, we call your attention to the following information. The following description is only a summary.
Annual Meeting Proposals
Proposal		Board Recommendation
1.	Elect nominees Cary J. Davis, George Kurtz and Laura J. Schumacher to the Board of Directors to hold office until the 2025 Annual Meeting of Stockholders.	FOR all nominees
2.	Ratify the selection of PricewaterhouseCoopers LLP as CrowdStrike’s independent registered public accounting firm for its fiscal year ending January 31, 2023.	FOR
CrowdStrike’s 2022 Fiscal Year
CrowdStrike, a global cybersecurity leader that provides cloud-delivered protection of endpoints, cloud workloads, identity and data, experienced a strong fiscal 2022. Business highlights include:
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a 65% year-over-year increase in ending annual recurring revenue (“ARR”), reaching over $1.7 billion as of January 31, 2022;

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increasing subscription customers to 16,325 as of January 31, 2022, representing 65% growth year-over-year;

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expanding the number of cloud modules available on our Falcon platform and increasing our total addressable market;

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continued expansion in the endpoint market as well as success outside of endpoint security as our IT hygiene, vulnerability management, identity protection and log management modules surpassed the $150 million ending ARR milestone;

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increasing customer adoption of our modules: 69% of our customer base had adopted four or more modules, 57% of our customer base had adopted five or more modules, and 34% of our customer base had adopted six or more modules, as of January 31, 2022;

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the continued growth of our global remote-first workforce through the COVID-19 pandemic, expanding our workforce by 46% in fiscal 2022 despite operating in a competitive talent environment; we believe our mission and employer brand of being a great place to work are key differentiators for candidates making a decision to join CrowdStrike;

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acquiring Humio, a leading provider of high-performance cloud log management and observability technology; and

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acquiring SecureCircle, a technology that extends Zero Trust security to data on the endpoint.

Among other accolades we received this year, CrowdStrike:
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landed the number one spot in the 2021 Fortune Future 50 list, which recognizes leading, publicly traded companies best positioned for long-term growth and vitality through a market-based assessment of company potential and capacity to deliver growth;

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took a top spot in Inc.’s first annual Best-Led Companies list; and

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received, for the second consecutive year, a perfect score on the Human Rights Campaign Corporate Equality Index, demonstrating CrowdStrike’s commitment to a supportive and inclusive culture for all employees.

We continued to support our local communities through the CrowdStrike Foundation, which supported university cybersecurity programs and invested in nonprofit organizations, including Girls Who Code. Separately, CrowdStrike launched a matching gift program resulting in donations to over 175 different nonprofit organizations and made donations to the Freedom Fund and Thurgood Marshall College Fund, as well as to other nonprofits driving positive social impacts.
Members of the Board of Directors and Committees
Name	Age	Director Since	Current Term Expires	Independent	Audit Committee	Compensation Committee	Nominating and Corporate Governance Committee
Nominees for Director
Cary J. Davis	55	7/2013	2022	Yes
George Kurtz, President and CEO	51	11/2011	2022	No
Laura J. Schumacher	58	11/2020	2022	Yes
Continuing Directors
Denis J. O’Leary	65	12/2011	2023	Yes
Godfrey R. Sullivan	68	12/2017	2023	Yes
Roxanne S. Austin	61	9/2018	2024	Yes
Sameer K. Gandhi	56	8/2013	2024	Yes
Gerhard Watzinger, Chairman	61	4/2012	2024	Yes
 = Chairperson

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ELECTRONIC DELIVERY

We encourage CrowdStrike stockholders to voluntarily elect to receive future proxy and annual report materials electronically.
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If you are a registered stockholder, please visit www.proxyvote.com for simple instructions.

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Beneficial shareowners can elect to receive future proxy and annual report materials electronically as well as vote their shares online at www.proxyvote.com.

> Faster > Economical > Cleaner > Convenient
SCAN THE QR CODE
to vote using your mobile device, sign up for e-delivery or download annual meeting materials.
2022 ANNUAL MEETING OF STOCKHOLDERS
Wednesday, June 29, 2022
9:00 a.m. Pacific Time
The 2022 annual meeting of stockholders will be held via the internet as a virtual meeting. See our proxy statement for additional information.
OUR ENVIRONMENT
CrowdStrike believes in working to keep our environment cleaner and healthier. Every day, CrowdStrike takes steps to preserve the natural beauty of the surroundings that we are privileged to enjoy.
CrowdStrike’s initiative in reducing its carbon footprint by promoting electronic delivery of shareholder materials has had a positive effect on the environment. Based upon 2021 statistics, voluntary receipt of e-delivery resulted in the following environmental savings:
Using approximately 721 fewer tons of wood, or saving 4,330 trees or 67 acres of forest
Approximately 4,610 million BTU’s saved or the equivalent of 5,490 residential refrigerators operating for one calendar year
Using approximately 3,250,000 fewer pounds of CO2 emissions, or the equivalent of 295 cars running for one calendar year
Saving approximately 3,870,000 gallons of water, or the equivalent of 176 swimming pools
Saving approximately 213,000 pounds of solid waste
Reducing hazardous air pollutants by approximately 289 pounds
Environmental impact estimates calculated using the Environmental Paper Network Paper Calculator. For more information visit www.papercalculator.org.

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Proxy Statement for the
2022 Annual Meeting of Stockholders

Proposal 1
Election of Directors
The Board of Directors of CrowdStrike Holdings, Inc. (the “Board”) is divided into three classes, designated as Class I, Class II and Class III. Each class consists, as nearly as practicable, of one-third of the total number of directors constituting the entire Board, and each class has a three-year term. One class of directors is elected by the stockholders at each annual meeting to serve from the time of their election until the third annual meeting of stockholders following their election. Each director’s term shall continue until the election and qualification of his or her successor, or his or her earlier death, resignation, or removal. Any additional directorships resulting from an increase in the number of authorized directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.
The Board currently has eight members. There are three directors in Class III whose term of office expires in 2022: Cary J. Davis, George Kurtz and Laura J. Schumacher. The Board has nominated Cary J. Davis, George Kurtz and Laura J. Schumacher for election as Class III directors at the Annual Meeting.
Each of the three nominees is currently a director of CrowdStrike. The nominees were recommended for election by the Nominating and Corporate Governance Committee of the Board and the Board has approved such recommendation. If elected at the Annual Meeting, the nominees would serve until the 2025 annual meeting and until their respective successors have been duly elected and qualified, or, if sooner, until the director’s death, resignation or removal.
Directors are elected by a plurality of the votes of the holders of shares present online at the meeting or represented by proxy and entitled to vote on the election of directors. The three nominees receiving the highest number of “FOR” votes will be elected.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH NAMED NOMINEE.
Nominees for Director and Continuing Directors
The brief biographies below include information, as of the date of this proxy statement, regarding the specific and particular experience, qualifications, attributes or skills of the nominees for director. In addition, following the biographies of the nominees are the biographies of Class I and Class II directors containing information regarding each director continuing to serve on the Board.
Our directors self-identify as set forth in the table below:
Board Diversity Matrix (as of March 11, 2022)
Total Number of Directors:	8
	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	2	6	-	-
Number of Directors Who Identify in Any of the Categories Below:
African American or Black	-	-	-	-
Alaskan Native or Native American	-	-	-	-
Asian	-	1	-	-
Hispanic or Latinx	-	-	-	-
Native Hawaiian or Pacific Islander	-	-	-	-
White	2	5	-	-
Two or More Races or Ethnicities	-	-	-	-
LGBTQ+	1
Did Not Disclose Demographic Background	-

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Class III Nominees for Election for a Three-Year Term Expiring at the
2025 Annual Meeting
Compensation Committee	Cary J. Davis

Background
Mr. Davis, 55, has served on our board of directors since July 2013.
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Mr. Davis is a Managing Director at Warburg Pincus, which he joined in October 1994, where he focuses on investments in the software and financial technology sectors.

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Prior to joining Warburg Pincus, he was Executive Assistant to Michael Dell at Dell Inc., a multinational computer technology company, and a consultant at McKinsey & Company, a worldwide management consulting firm.

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Mr. Davis currently serves on the boards of directors of Cyren Ltd., a cloud-based, internet security technology company, Clearwater Analytics Holdings, Inc., a Software-as-a-Service investment data platform company and several privately-held companies.

Education		Qualifications
• Mr. Davis holds a B.A. in Economics from Yale University and an M.B.A. from Harvard Business School.		Mr. Davis brings to the Board and the Compensation Committee extensive business and investment expertise and his knowledge of our company and our industry.
George Kurtz

Background
Mr. Kurtz, 51, is one of our co-founders and has served as our President, Chief Executive Officer, and a member of our board of directors since November 2011.
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From October 2004 to October 2011, Mr. Kurtz served in executive roles at McAfee, Inc., a security technology company, including as Executive Vice President and Worldwide Chief Technology Officer from October 2009 to October 2011.

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In October 1999, Mr. Kurtz founded Foundstone, Inc., a security technology company, where he served as its Chief Executive Officer until it was acquired by McAfee, Inc. in October 2004.

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Since November 2017, he has also served as Chairman and as a board member for the CrowdStrike Foundation, a nonprofit established to support the next generation of talent and research in cybersecurity and artificial intelligence through scholarships, grants, and other activities.

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He also serves on the board of directors of Hewlett Packard Enterprise, an enterprise information technology company.

Education	Qualifications
• Mr. Kurtz holds a B.S. in Accounting from Seton Hall University. • Mr. Kurtz also holds a CPA license from the State of New Jersey with an inactive status.	The Board believes Mr. Kurtz provides valuable insight to the Board as a security industry pioneer with more than 29 years of experience in the security space, a technology business leader, and as an accomplished entrepreneur who has accumulated extensive perspective, operational insight, and expertise as our co-founder and Chief Executive Officer.

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Nominating and Corporate Governance Committee	Laura J. Schumacher

Background
Ms. Schumacher, 58, has served on our board of directors since November 2020.
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Ms. Schumacher is currently the Vice Chairman, External Affairs and Chief Legal Officer of AbbVie, Inc., a role she has held since December 2018.

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Prior to that, Ms. Schumacher served as Executive Vice President, External Affairs, General Counsel and Corporate Secretary of AbbVie, Inc. since 2013.

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Prior to AbbVie’s separation from Abbott Laboratories, Ms. Schumacher served in various leadership positions at Abbott, including as Executive Vice President, General Counsel from 2007 to 2012.

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Ms. Schumacher currently serves on the board of directors of General Dynamics Corporation, a global aerospace and defense company; the Board of Trustees for Ronald McDonald House Charities; and the Notre Dame Law School Advisory Board.

Education	Qualifications
• Ms. Schumacher holds a B.B.A. from the University of Notre Dame and a J.D. from the University of Wisconsin at Madison.	Ms. Schumacher brings to the Board and Nominating and Corporate Governance Committee extensive experience with respect to risk management and the types of legal and regulatory risks facing public companies, as well as an important understanding of corporate governance matters and complex corporate transactions.
Continuing Directors
In addition to the director nominees, CrowdStrike has five other directors who will continue in office after the Annual Meeting with terms expiring in 2023 and 2024. The following includes a brief biography of each director composing the remainder of the Board with terms expiring as shown, with each biography including information regarding the experiences, qualifications, attributes or skills that caused the Nominating and Corporate Governance Committee and the Board to determine that the applicable director should serve as a member of our Board.
Class I Directors Continuing in Office Until the 2023 Annual Meeting
Chair Nominating and Corporate Governance Committee	Denis J. O’Leary

Background
Mr. O’Leary, 65, has served on our board of directors since December 2011.
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Mr. O’Leary has been a private investor since January 2016.

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From September 2009 to February 2016, he served as co-managing partner of Encore Financial Partners, Inc., a company focused on the acquisition and management of banking organizations.

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From June 1978 to April 2003, Mr. O’Leary was with JPM Chase & Co., an investment bank and financial services company, where he served in various executive roles, including Corporate Treasurer, CIO, and Head of Retail and Small Business Banking.

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Mr. O’Leary currently serves as chairman of the board of directors of Fiserv, Inc., a provider of financial services technology, and on the board of directors of Ventiv, Inc., a privately held software company. Mr. O’Leary’s term on the board of directors of Fiserv, Inc. will expire at the company’s annual meeting, currently scheduled for May 2022.

Education		Qualifications
• Mr. O’Leary holds a B.A. in Economics from the University of Rochester and an M.B.A. from New York University.		Mr. O’Leary brings to the Board and the Nominating and Corporate Governance Committee extensive investment and financial experience, executive experience with global businesses, and knowledge of our company.

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Audit Committee	Godfrey R. Sullivan

Background
Mr. Sullivan, 68, has served on our board of directors since December 2017.
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From September 2008 to November 2015, he served as President and Chief Executive Officer of Splunk, Inc., a provider of machine data analytics software, and served on the board of directors of Splunk, Inc. from 2011 to 2019.

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From 2001 to 2004 he served as President and Chief Operating Officer, and from 2004 to 2007 as President, Chief Executive Officer and a member of the board of directors of Hyperion Solutions, an enterprise financial analytics company.

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Mr. Sullivan currently serves on the board of directors of Marqeta, Inc., a modern card issuing company; GitLab, Inc., a DevOps software company; and People.ai, a privately-held AI revenue intelligence platform company.

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He previously served on the board of directors of Citrix Systems, Inc., an enterprise software company; Informatica Corporation, an enterprise data management company; and RingCentral, Inc., a provider of cloud-based communications and collaboration solutions.

Education		Qualifications
• Mr. Sullivan holds a B.B.A. from Baylor University.		The Board believes his perspective and experience as a former chief executive officer of other publicly traded companies and his experience as an executive and as a member of the board of directors of other companies in the enterprise software industry benefits the Board and the Audit Committee.
Class II Directors Continuing in Office Until the 2024 Annual Meeting
Chair Audit Committee	Roxanne S. Austin

Background
Ms. Austin, 61, has served on our board of directors since September 2018.
➢
Ms. Austin has served as President of Austin Investment Advisors, a private investment and consulting firm, since January 2004, and has also served as chair of the U.S. Mid-Market Investment Advisory Committee of EQT Partners, a private equity group.

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Ms. Austin currently serves on the boards of directors of AbbVie Inc., a biopharmaceutical company; Freshworks, Inc., a provider of modern Software-as-a-Service products; and Verizon Communications, a telecommunications company.

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She previously served on the board of directors of Abbott Laboratories, a provider of pharmaceuticals, medical devices and nutritional products; Teledyne Technologies Incorporated, an industrial conglomerate; LM Ericsson Telephone Company, a networking and telecommunications company; and Target Corporation, a department store retailer.

Education		Qualifications

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Ms. Austin holds a B.B.A. in Accounting from the University of Texas at San Antonio.

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Ms. Austin is a member of the California State Society of Certified Public Accountants and the American Institute of Certified Public Accountants.

Ms. Austin’s extensive management and operating experience with global companies in innovative industries, financial expertise including financial statements, corporate finance and accounting matters, and corporate governance experience make her instrumental to our Audit Committee and the Board as a whole.

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Chair Compensation Committee	Sameer K. Gandhi

Background
Mr. Gandhi, 56, has served on our board of directors since August 2013.
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Mr. Gandhi is currently a partner for Accel, a venture capital firm which he joined in June 2008, where he focuses on consumer, software and services companies.

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Mr. Gandhi currently serves on the board of Freshworks, Inc., a provider of modern Software-as-a-Service products, as well as on the board of directors of several privately-held companies.

Education		Qualifications

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Mr. Gandhi holds a B.S. and an M.S. in Electrical Engineering and an M.S. in Computer Science from the Massachusetts Institute of Technology and an M.B.A. from the Stanford Graduate School of Business.

The Board believes Mr. Gandhi’s extensive knowledge of our company and his experience as an investor, including more than twenty years of investing experience in cybersecurity companies and other technology and media companies that have significant worldwide operations, brings specific expertise to the Board and the Compensation Committee.
Audit Committee Nominating and Corporate Governance Committee	Gerhard Watzinger

Background
Mr. Watzinger, 61, has served as Chairman of our board of directors since April 2012.
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From April 2013 to September 2013, he served as the Chief Executive Officer for IGATE Corporation, an IT services company.

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Mr. Watzinger served as the Executive Vice President for Corporate Strategy and Mergers & Acquisitions of the McAfee business unit of Intel Corporation (“Intel”) a designer and manufacturer of digital technology platforms, until his resignation in March 2012.

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Mr. Watzinger joined Intel in February 2011 upon Intel’s acquisition of McAfee.

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Mr. Watzinger joined McAfee in November 2007 upon McAfee’s acquisition of SafeBoot Corporation, a global leader in data protection software, where he served as Chief Executive Officer from February 2004 to November 2007.

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He currently serves on the board of directors of Mastech Digital, Inc., a digital transformation and information technology services company, Absolute Software Corporation, a persistent software company and KnowBe4, Inc., a security awareness technology company.

Education		Qualifications
• Mr. Watzinger holds an advanced degree in Computer Science from the University of Applied Sciences in Munich.		Mr. Watzinger brings to the Board, the Audit Committee, and the Nominating and Corporate Governance Committee deep operational expertise in the cybersecurity and IT industries, including experience as a chief executive officer and board member of several information technology companies, as well as extensive perspective and operational insight as our current Chairman.

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Information Regarding the Board of Directors and Corporate Governance
Independence of the Board of Directors
As required under Nasdaq listing standards, a majority of the members of a listed company’s board of directors must qualify as “independent,” as affirmatively determined by the board. Our Board consults with CrowdStrike’s counsel to ensure that the Board’s determinations are consistent with relevant securities and other laws and regulations regarding the definition of “independent,” including those set forth in pertinent listing standards of Nasdaq, as in effect from time to time.
Under the rules of Nasdaq, subject to specified exceptions, each member of a listed company’s audit, compensation and nominating and corporate governance committees must be independent. Under the rules of Nasdaq, a director will only qualify as an “independent director” if, in the opinion of that company’s board of directors, that person does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. Compensation committee members must not have a relationship with us that is material to the director’s ability to be independent from management in connection with the duties of a compensation committee member. Additionally, audit committee members must also satisfy the independence criteria set forth in Rule 10A-3 under the Securities Exchange Act of 1934 (the “Exchange Act”). In order to be considered independent for purposes of Rule 10A-3, a member of an audit committee of a listed company may not, other than in his or her capacity as a member of the board of directors or a committee of the board, accept, directly or indirectly, any consulting, advisory or other compensatory fee from the listed company or any of its subsidiaries or be an affiliated person of the listed company or any of its subsidiaries.
Our Board has undertaken a review of the independence of each director and considered whether each director has a material relationship with us that could compromise his or her ability to exercise independent judgment in carrying out his or her responsibilities. Based upon information requested from and provided by each director concerning their background, employment and affiliations, including family relationships and as a result of this review, our Board determined that each of Roxanne S. Austin, Cary J. Davis, Sameer K. Gandhi, Denis J. O’Leary, Laura J. Schumacher, Godfrey R. Sullivan and Gerhard Watzinger, representing seven of our eight directors, as well as Joseph E. Sexton, who resigned from our board in January 2022, does not (or did not at the time of service) have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director and is (or was at the time of service) an “independent director” as defined under the applicable rules and regulations of the Securities and Exchange Commission (the “SEC”) and the listing requirements and rules of Nasdaq. In making this determination, our Board considered the current and prior relationships that each non-employee director has with our company and all other facts and circumstances our Board deemed relevant in determining their independence, including the beneficial ownership of our capital stock by each non-employee director.
Board Leadership Structure
Our Board has an independent Chair, Mr. Watzinger, who has authority, among other things, to call and preside over Board meetings, including meetings of the independent directors, as well as the authority to call special meetings of the stockholders. Accordingly, the Chair of the Board has substantial ability to shape the work of the Board. We believe that separation of the positions of the Chair and Chief Executive Officer reinforces the independence of the Board in its oversight of the business and affairs of the Company. In addition, we believe that having an independent Chair creates an environment that is more conducive to objective evaluation and oversight of management’s performance, increasing management accountability and improving the ability of the Board to monitor whether management’s actions are in the best interests of the Company and its stockholders. As a result, we believe that having an independent Chair can enhance the effectiveness of the Board as a whole. We believe that the leadership structure of our Board, including Mr. Watzinger’s role as Chair, as well as the strong independent committees of our Board is appropriate and enhances our Board’s ability to effectively carry out its roles and responsibilities on behalf of our stockholders.
Role of the Board in Risk Oversight
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, cybersecurity, legal and compliance, and reputational risks, in the pursuit and achievement of our strategic objectives. We have designed and implemented processes to manage risk in our operations. Management is responsible for the day-to-day oversight and management of strategic, operational, legal and compliance, cybersecurity, and financial risks, while our Board, as a whole and assisted by its committees, has responsibility for the oversight of our risk management framework, which is designed to identify, assess, and manage risks to which our

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Company is exposed, as well as foster a corporate culture of integrity. Consistent with this approach, our Board regularly reviews our strategic and operational risks in the context of discussions with management, question and answer sessions, and reports from the management team at each regular board meeting. Our Board also receives regular reports on all significant committee activities at each regular board meeting and evaluates the risks inherent in significant transactions.
In addition, our Board has tasked designated standing committees with oversight of certain categories of risk management. Our Audit Committee assists our Board in fulfilling its oversight responsibilities with respect to risk assessment and risk management, including the Company’s policies and practices pertaining to financial accounting, investment, tax, and cybersecurity matters, and discusses with management the Company’s major financial risk exposures. Our Compensation Committee reviews and assesses risks arising from the Company’s employee compensation policies and practices and whether any such risks are reasonably likely to have a material adverse effect on the Company. The Nominating and Corporate Governance Committee monitors the effectiveness of our corporate governance guidelines and policies.
Our Board believes its current leadership structure supports the risk oversight function of the Board.
Family Relationships
There are no family relationships among the directors and executive officers.
Meetings of the Board of Directors
The Board met 10 times during fiscal 2022. Each Board member attended 75% or more of the aggregate number of meetings of the Board and of the committees on which he or she served, held during the portion of the last fiscal year for which he or she was a director or committee member. The Company’s directors are encouraged to attend our annual meetings of stockholders, but we do not currently have a policy relating to director attendance. All of our nine directors at the time attended our 2021 Annual Meeting of Stockholders.
Information Regarding Committees of the Board of Directors
The Board has three committees: an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee.
Each of the committees has authority to engage legal counsel or other experts or consultants, as it deems appropriate to carry out its responsibilities. The Board has determined that each member of each committee meets the applicable Nasdaq rules and regulations regarding “independence,” that each Audit Committee member meets the applicable rules for financial literacy under the rules and regulations of Nasdaq and the SEC, and that each member is free of any relationship that would impair that member’s individual exercise of independent judgment with regard to the Company. Our Board has also determined that Roxanne S. Austin qualifies as an “Audit Committee financial expert” as defined in the SEC rules and satisfies the financial sophistication requirements of Nasdaq.

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Audit Committee	Meetings in FY2022: 8
Members
➢ Roxanne S. Austin, Chair ➢ Godfrey R. Sullivan ➢ Gerhard Watzinger	Our Audit Committee is comprised of Roxanne S. Austin, Godfrey R. Sullivan, and Gerhard Watzinger, each of whom meets the requirements for independence under Nasdaq listing standards and SEC rules and regulations.
Principal Responsibilities

The Audit Committee is responsible for, among other things:
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selecting and hiring our independent registered public accounting firm;

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evaluating the performance and independence of our registered public accounting firm;

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approving the audit and pre-approving any non-audit services to be performed by our registered public accounting firm;

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reviewing the integrity of our financial statements and related disclosures and reviewing our critical accounting policies and practices;

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reviewing the adequacy and effectiveness of our internal control policies and procedures and our disclosure controls and procedures;

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evaluating the performance of our internal audit function;

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overseeing procedures for the treatment of complaints on accounting, internal accounting controls or audit matters;

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reviewing and discussing with management and the independent registered public accounting firm the results of our annual audit, our quarterly financial statements and our publicly filed reports;

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establishing procedures for employees to anonymously submit concerns about questionable accounting or audit matters;

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assessing and managing risks, including with respect to financial accounting, investment, tax, and cybersecurity matters;

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reviewing and approving in advance any proposed related-person transactions; and

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preparing the Audit Committee report that the SEC requires in our annual proxy statement.

Our Audit Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our Audit Committee is available on our website at ir.crowdstrike.com.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed the audited financial statements for the fiscal year ended January 31, 2022 with management of the Company. The Audit Committee has discussed with the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP, the matters required to be discussed by the Public Company Accounting Oversight Board (“PCAOB”) and the SEC. The Audit Committee has also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding the independent accountants’ communications with the Audit Committee concerning independence and has discussed with PricewaterhouseCoopers LLP the accounting firm’s independence.
Based on the foregoing, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022.
Respectfully submitted by the members of the Audit Committee of the Board.
Roxanne S. Austin
Godfrey R. Sullivan
Gerhard Watzinger
This report of the Audit Committee is required by the SEC and, in accordance with the SEC’s rules, will not be deemed to be part of or incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933, as amended (the “Securities Act”), or under the Exchange Act, except to the extent that we specifically incorporate this information by reference, and will not otherwise be deemed “soliciting material” or “filed” under either the Securities Act or the Exchange Act.

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Compensation Committee	Meetings in FY2022: 8
Members
➢ Sameer K. Gandhi, Chair ➢ Cary J. Davis	Our Compensation Committee is comprised of Sameer K. Gandhi and Cary J. Davis, each of whom is a non-employee director and meets the requirements for independence under the current Nasdaq listing standards and SEC rules and regulations. During fiscal 2022, our former director Joseph E. Sexton, who was a non-employee director and met the requirements for independence under Nasdaq listing standards and SEC rules and regulations during his time of service, served on the Compensation Committee until his resignation in January 2022.
Principal Responsibilities

The Compensation Committee is responsible for, among other things:
•
determining, or recommending to the board for determination, the compensation of our executive officers, including our Chief Executive Officer;

•
overseeing and setting compensation for the members of our Board;

•
administering our equity compensation plans;

•
overseeing our overall compensation policies and practices, compensation plans, and benefits programs; and

•
reviewing management succession planning.

In addition, the Compensation Committee reviews with management the Company’s Compensation Discussion and Analysis.
Our Compensation Committee operates under a written charter that satisfies the applicable rules and regulations of the SEC and the listing standards of Nasdaq. A copy of the charter for our Compensation Committee is available on our website at ir.crowdstrike.com.

The Compensation Committee has also delegated authority to our Chief Executive Officer and Chief Financial Officer to grant equity awards to employees subject to certain limitations established from time to time by the Compensation Committee.
Compensation Committee Interlocks and Insider Participation
None of our executive officers currently serves or served during fiscal 2022 as a director or member of the Compensation Committee (or other board committee performing equivalent functions) of any entity that has or had, at the relevant time, one or more executive officers serving on our Compensation Committee or our Board.
Nominating and Corporate Governance Committee	Meetings in FY2022: 4
Members
➢ Denis J. O’Leary, Chair ➢ Laura J. Schumacher ➢ Gerhard Watzinger	Our Nominating and Corporate Governance Committee is comprised of Denis J. O’Leary, Laura J. Schumacher, and Gerhard Watzinger, each of whom meets the requirements for independence under Nasdaq listing standards and SEC rules and regulations. During fiscal 2022, our former director Joseph E. Sexton, who was a non-employee director and met the requirements for independence under Nasdaq listing standards and SEC rules and regulations during his time of service, served on the Nominating and Corporate Governance Committee until his resignation in January 2022. Gerhard Watzinger joined the committee in April 2022.
Principal Responsibilities

The Nominating and Corporate Governance Committee is responsible for, among other things:
•
evaluating and making recommendations regarding the composition, organization and governance of our Board and its committees;

•
reviewing and making recommendations with regard to our corporate governance guidelines and compliance with laws and regulations;

•
reviewing conflicts of interest of our directors and corporate officers and proposed waivers of our corporate governance guidelines and our code of business conducts and ethics;

•
reviewing our environmental, social and governance policies, programs and progress to support the sustainable growth of our business; and

•
evaluating the performance of our Board and of our committees.

Our Nominating and Corporate Governance Committee operates under a written charter that satisfies the applicable Nasdaq listing standards. A copy of the charter for our Nominating and Corporate Governance Committee is available on our website at ir.crowdstrike.com.

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Considerations in Evaluating Director Nominees
Our Nominating and Corporate Governance Committee uses a variety of methods to identify and evaluate director nominees. In its evaluation of director candidates, our Nominating and Corporate Governance Committee considers the current size and composition, organization, and governance of our Board and the needs of our Board and the respective committees of our Board. Some of the qualifications that our Nominating and Corporate Governance Committee considers include, without limitation, issues of character, integrity, judgment, business experience, and diversity, and with respect to diversity, such factors as gender, race, ethnicity, differences in professional background, education, skill and other individual qualities and attributes that contribute to the total mix of viewpoints and experience represented on the Board, potential conflicts of interest and other commitments. Nominees must also have the highest personal and professional ethics and the ability to offer advice and guidance to our Chief Executive Officer and other members of management based on proven achievement and leadership in the companies or institutions with which they are affiliated. Director candidates must understand the fiduciary responsibilities that are required of a member of our Board and have sufficient time available in the judgment of our Nominating and Corporate Governance Committee to perform all Board and committee responsibilities. Members of our Board are expected to prepare for, attend, and participate in all Board and applicable committee meetings. Our Nominating and Corporate Governance Committee may also consider such other factors as it may deem, from time to time, are in our and our stockholders’ best interests.
Our Board conducts an annual evaluation of the performance of individual directors, the Board as a whole, and each of the Board’s standing committees, including an evaluation of the qualifications of individual members of the Board and its committees. The evaluation is conducted via a list of questions that are provided to each director. The results of the evaluation and any recommendations for improvement are provided orally to our Board and the other standing committees of the Board either by the Chair of the Board or our outside counsel.
The Nominating and Corporate Governance Committee considers the suitability of each director candidate, including current directors, in light of the current size and composition of our Board. Although we do not maintain a specific policy with respect to board diversity, our Board believes that our Board should be a diverse body, and our Nominating and Corporate Governance Committee considers a broad range of backgrounds and experiences. In making determinations regarding nominations of directors, our Nominating and Corporate Governance Committee may take into account the benefits of diverse viewpoints. Our Nominating and Corporate Governance Committee also considers these and other factors as it oversees the annual director and committee evaluations. Our Nominating and Corporate Governance Committee also considers applicable laws and regulations, including those relating to gender diversity and representation from underrepresented communities. After completing its review and evaluation of director candidates, our Nominating and Corporate Governance Committee recommends to our full Board the director nominees for election.
Stockholder Nominations to the Board of Directors
The Nominating and Corporate Governance Committee will consider director candidates nominated by stockholders so long as such nominations comply with our amended and restated certificate of incorporation, amended and restated bylaws, and applicable laws, rules and regulations that govern stockholders making nominations. Our Nominating and Corporate Governance Committee will evaluate such candidates in accordance with its charter, our amended and restated bylaws and our policies and procedures for director candidates, as well as the regular director nominee criteria described above. There is no difference in the evaluation process of a candidate recommended by a stockholder as compared to the evaluation process of a candidate identified by any of the other means described above. This process is designed to ensure that our Board includes members with diverse backgrounds, skills, and experience, including appropriate financial and other expertise relevant to our business. Eligible stockholders wishing to nominate a candidate to our Board should contact the General Counsel — Proxy at CrowdStrike Holdings, Inc., 206 E. 9th Street, Suite 1400, Austin, Texas 78701. To be timely for the 2023 Annual Meeting of Stockholders, nominations must be received by our General Counsel observing the same deadlines for stockholder proposals discussed below under “Questions and Answers about these Proxy Materials and Voting — When are stockholder proposals and director nominations due for next year’s annual meeting?”
Stockholder Communications with the Board of Directors
Our relationship with our stockholders is an important part of our corporate governance program. Engaging with our stockholders helps us to understand how they view us, to set goals and expectations for our performance, and to identify emerging issues that may affect our strategies, corporate governance, compensation practices or other aspects of our operations. Our stockholder and investor outreach includes investor road shows, analyst meetings, and investor conferences and meetings. We also communicate with stockholders and other stakeholders through various media, including our annual report and SEC filings, proxy statement, news releases and our website. Our conference calls for quarterly earnings releases are open to all. These calls are available in real time and as archived webcasts on our website for a period of time.

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Interested parties wishing to communicate with non-management members of our Board may do so by writing and mailing the correspondence to General Counsel — Proxy at CrowdStrike Holdings, Inc., 206 E. 9th Street, Suite 1400, Austin, Texas 78701. Each communication should set forth, as relevant (i) the name and address of the stockholder, as it appears on our books, and if the shares of our common stock are held by a nominee, the name and address of the beneficial owner of such shares, and (ii) the class and number of shares of our common stock that are owned of record by the record holder and beneficially by the beneficial owner. Our legal department, in consultation with appropriate members of our Board as necessary, will review all incoming communications and, if appropriate, such communications will be forwarded to the appropriate member or members of our Board, or if none are specified, to the Chair of our Board. Communications are distributed to the Board, or to any individual director as appropriate depending on the facts and circumstances outlined in the communication. In that regard, the Board has requested that certain items which are unrelated to the duties and responsibilities of the Board should be excluded. In addition, material that is unduly hostile, threatening, illegal or similarly unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request. Every effort has been made to ensure that the views of stockholders are heard by the Board or individual directors, as applicable, and that appropriate responses are provided to stockholders in a timely manner.
Stockholder Engagement
We value the views of our stockholders. We believe stockholder engagement helps us understand stockholder perspectives and priorities and gives us an opportunity to take stockholder viewpoints into account as we review and evolve our practices and disclosures.
Since the date of our last annual meeting, we initiated our inaugural stockholder engagement program. As part of this process, we sought meetings with 67% of our top 15 investors, excluding our affiliates. Through this program, our team met with governance professionals from active and passive funds as well as portfolio managers from active funds. Topics discussed included, but were not limited to:
•
Environmental disclosures

•
Executive compensation

•
Human capital matters, including diversity, equity and inclusion

•
Corporate governance

Senior representatives from CrowdStrike’s human resources, investor relations and legal teams attended these meetings and communicated stockholder feedback to CrowdStrike board members for them to take into account as appropriate. We expect to continue to expand our engagement program with stockholders to maintain an open dialogue and ensure that we have an understanding of our stockholders’ perspectives. Aside from our stockholder engagement program, we also engage with stockholders via quarterly earnings calls, analyst meetings, investor road shows, industry conferences and company-hosted events.
Corporate Governance Guidelines and Code of Business Conduct and Ethics
Our Board has adopted Corporate Governance Guidelines that address items such as the qualifications and responsibilities of our directors and director candidates, including independence standards, and corporate governance policies and standards applicable to us in general. In addition, our Board has adopted a Code of Business Conduct and Ethics that applies to all our employees, officers and directors, including our Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers. The full text of our Corporate Governance Guidelines and our Code of Business Conduct and Ethics is posted on our website at ir.crowdstrike.com. We will post amendments to our Code of Business Conduct and Ethics or any waivers of our Code of Business Conduct and Ethics for directors and executive officers on the same website or in filings under the Exchange Act.
Environmental, Social and Goverance
CrowdStrike believes creating positive, global impact begins with us and that starts with our responsibility to our customers because protecting our customers means protecting the integrity and securing the infrastructure of businesses across the globe. It not only requires strengthening our commitment to fighting adversaries every single day but the courage to hold ourselves accountable to being the change we want to see in the world.

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Our social impact efforts are led by our executive leadership team and are reviewed by the Nominating and Corporate Governance Committee of our Board of Directors. We are proud to earn recognition for our efforts through accolades such as being named to the 2021 Fortune 100 Best Companies to Work For®, 2021 PEOPLE Companies that Care®, 2021 Great Place to Work’s Best Workplaces™ for Parents lists, and receiving a perfect score on the Human Rights Campaign Foundation’s 2022 Corporate Equality Index for the second consecutive year.
Sustainability
As a remote-first organization, we can hire the best and the brightest wherever they are. This helps reduce our environmental footprint by decreasing long commutes and the impact that comes with operating a large number of physical offices. We have focused our efforts for CrowdStrike data centers with environmental considerations in mind. We have chosen locations with more sustainable power with a lower carbon footprint. We also have chosen servers whenever possible with lower power demands and we adjust power to our servers based on demand to minimize energy utilized. We are working to systematize our metrics and reporting to ensure we are following best practices and so we can measure our impact over time. We are also developing additional plans to optimize our carbon footprint and are working with the Carbon Fund to reduce our business travel footprint by providing funds to offset the environmental impact of business flights.
Diversity and Inclusion
We are striving to build a balanced workforce that reflects the world around us and make our products and services accessible to all by promoting diversity, not only in the workplace, but also among our suppliers and community. We believe a diverse, equitable, and inclusive culture fuels creative excellence and innovation, helping people achieve their best work. We continue to advance our efforts to build an equitable workplace, which we prioritize as part of CrowdStrike’s mission and organization. We strive to create an environment where everyone feels seen, heard, and empowered to succeed. Through employee resource groups, internal development programs, allyship training, speaker series, and networking opportunities, we are empowered to come together to create a workplace that reflects the diverse communities around us. Setting a diverse workforce up for success requires a commitment to the practices of inclusion in everything we do. What a practice of inclusion means to us is that we are creating an environment and providing tools that help our people understand how to actively involve every employee’s ideas, knowledge, perspectives, approaches, and styles and how to engage all of our people via a mindful approach to organizational design and experiences that feels accessible and relevant to everyone.
Additionally, CrowdStrike is proud to use small business vendors, as well as minority, women, veteran and LGBTQ owned suppliers.
Accessibility
CrowdStrike takes accessibility of its products very seriously, with dedicated accessibility specialists on staff as part of a program of continuous education on accessible design and engineering for those working on our customer-facing user-interfaces. In particular, we focus on screen reader compatibility for visually impaired users and color/contrast configurability to optimize our experience for various classes of color-blindness. In addition to automated accessibility compliance testing as part of our continuous integration and deployment process, our quality assurance team is also trained and equipped to assist with testing for accessibility and we work with external accessibility auditors to help identify any deficiencies. The majority of our product portfolio is Web Content Accessibility Guidelines 2.0-AA / Section 508 compliant and we have and intend to continue to invest in continuously improving the accessibility of our products for differently abled users.
Governance
We strive to maintain the high governance standards. Our commitment to effective corporate governance is illustrated by the following practices:
•
Seven out eight of our directors are independent.

•
The Chairperson of our Board is independent.

•
All of our board committees are comprised of independent directors.

•
Our Board and board committees perform annual self-assessments.

•
The leadership structure of our Board is reviewed annually.

•
Our independent directors regularly meet in executive session.

•
Our Board and board committees may hire outside advisors independently of management.

•
Our insider trading policy contains anti-hedging and anti-pledging provisions.

•
We have not adopted a “poison pill” shareholder rights plan.

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Data Privacy and Protection
At CrowdStrike, we are in the business of data protection. We believe that cybersecurity is fundamental to data protection, and proper data protection is critical for all. We stop breaches and understand profoundly how critical cybersecurity is, not only to compliance but to protecting privacy.
This is why we:
•
Incorporate Privacy-by-Design into the development of our offerings.

•
Provide strong data protection commitments to our customers in our Global Data Protection Agreement.

•
Require annual privacy training for all of our employees.

•
Provide data processing transparency through our offerings and customer documentation.

•
Mandate strict privacy commitments from our vendors and suppliers.

•
Incorporate privacy considerations into our technology strategy and business decisions.

Securing our Future
We are committed to protecting local and global communities by investing in programs that keep our industry secure, help advance important causes and that nurture the next generation of talent. Established in 2017, the CrowdStrike Foundation funds a variety of scholarships and grants to help develop the next generation of talent and resources in cybersecurity and artificial intelligence (“AI”) across the globe. Major programs of the CrowdStrike Foundation include:
•
NextGen Scholarship Program for undergraduate and graduate students studying cybersecurity and/or AI.

•
Investment in nonprofit organizations, including Girls Who Code, The Trevor Project, Gary Sinise Foundation, and more.

•
Paid time off for the CrowdStrike Gives Back community outreach program to support local communities through philanthropy, volunteering, and other activities.

During fiscal 2022, CrowdStrike donated to support the advancement of women and underrepresented groups, including donations to the Thurgood Marshall College Fund, Dream Girl Foundation, Freedom Fund, and more. CrowdStrike also provided select nonprofit organizations with access to its Falcon platform pro bono.

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Director Compensation
The Compensation Committee evaluates the appropriate level and form of compensation for non-employee directors and recommends compensation changes to the Board of Directors when appropriate. The Outside Director Compensation Policy was updated in fiscal 2022. The following table reflects certain information with respect to the compensation of all non-employee directors of the Company for fiscal 2022.
Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	All Other Compensation ($)(2)	Total Compensation ($)
Roxanne S. Austin	55,625	199,791	-	17,162	272,578
Cary J. Davis	39,625	199,791	-	-	239,416
Sameer K. Gandhi	47,250	199,791	-	-	247,041
Denis O’Leary	42,000	199,791	-	-	241,791
Laura J. Schumacher	36,625	199,791	-	-	236,416
Joseph E. Sexton(3)	43,625	199,791	-	18,394	261,810
Godfrey R. Sullivan	42,500	199,791	-	-	242,291
Gerhard Watzinger	85,000	199,791	-	17,162	301,953

(1)
The amounts in this column reflect the grant date fair values of the restricted stock units granted to our non-employee directors during fiscal 2022, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The actual value, if any, realized by our non-employee directors for these awards is a function of the value of the shares underlying these awards if and when they vest. For additional information on how we account for equity-based compensation, see Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2022, which was filed with the SEC on March 16, 2022.

(2)
Each entry represents the value of health insurance benefits provided to the respective director during the fiscal year.

(3)
Mr. Sexton resigned from the Board of Directors effective as of January 31, 2022.

As of January 31, 2022, the aggregate number of shares subject to outstanding equity awards held by our non-employee directors was:
Name	Shares Underlying Stock Awards(1)	Shares Underlying Options(2)
Roxanne S. Austin	18,139	127,188
Cary J. Davis	795	-
Sameer K. Gandhi	795	-
Denis O’Leary	795	-
Laura J. Schumacher	2,426	-
Joseph E. Sexton(3)	-	-
Godfrey R. Sullivan	795	-
Gerhard Watzinger	795	-

(1)
Each entry represents the number of shares underlying any outstanding unvested restricted stock unit award.

(2)
Each entry represents the aggregate number of any shares underlying unexercised options and any unvested shares acquired upon early exercise of options.

(3)
Mr. Sexton resigned from the Board of Directors effective as of January 31, 2022.

Under our Outside Director Compensation Policy (the “Policy”), our non-employee directors receive equity awards and cash retainers as compensation for service on our Board and its committees. This Policy is intended to enable us to attract qualified directors, provide them with compensation at a level that is consistent with our compensation objectives and, in the case of equity-based compensation, align their interests with those of our stockholders.
Under this Policy, non-employee directors receive the following annual cash retainers, payable in quarterly installments:
•
Non-executive board chair: $50,000

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•
Board member: $33,500

•
Audit committee chair: $24,000

•
Audit committee member: $10,000

•
Compensation committee chair: $15,000

•
Compensation committee member: $7,500

•
Nominating and corporate governance committee chair: $10,000

•
Nominating and corporate governance committee member: $4,000

Non-employee directors also receive equity-based compensation in the form of RSUs with respect to shares of Class A common stock granted pursuant to our Amended and Restated 2011 Equity Incentive Plan (“2011 Plan”) and our 2019 Equity Incentive Plan (“2019 Plan”).
Each non-employee director will be automatically granted the following awards upon first joining our Board:
•
an initial RSU award with a grant date fair value of $375,000, vesting annually over three years, subject to continued service on the Board; plus

•
an annual RSU award with a grant date fair value of $200,000, pro-rated based on the director’s length of service prior to the next annual meeting of stockholders. This award will vest on the earlier of (i) the date of the next annual meeting of stockholders held after the director first joins the board or (ii) the date on which the other directors’ annual awards described below for such year vest, subject to continued service on the Board.

On the day of the Annual Meeting, each continuing non-employee director will be granted:
•
an annual RSU award with a grant date fair value of $200,000, vesting in full on the earlier of (i) the one-year anniversary of the date of grant or (ii) the date of the next annual meeting of stockholders held after the date of grant, in each case, subject to continued service on the Board.

In the event of a change in control (as defined under the 2019 Plan), all of our non-employee directors’ equity awards will become fully vested, subject to such non-employee director’s continuous service through the date of such change in control.
In addition, we reimburse all our directors for their reasonable travel expenses incurred in attending meetings of our Board or committees as well as pre-approved out of pocket expenses to attend director continuing education events. Our non-employee directors may also be eligible to receive other compensation and benefits, including reasonable personal benefits and perquisites such as health insurance coverage, as determined by us from time to time.
Our 2019 Plan contains maximum limits, which were approved by our stockholders prior to our 2019 Plan becoming effective, on the aggregate amount of cash compensation and equity awards that can be paid, issued or granted to each of our non-employee directors in any fiscal year, but those maximum limits do not reflect the intended size of any potential payments or grants or a commitment to make any payments or equity award grants to our non-employee directors in the future, other than as set forth in the Policy.

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Proposal 2
Ratification of Selection of Independent Registered Public Accounting Firm
The Audit Committee of the Board has selected PricewaterhouseCoopers LLP as CrowdStrike’s independent registered public accounting firm for the fiscal year ending January 31, 2023 and has further directed that management submit the selection of its independent registered public accounting firm for ratification by the stockholders at the Annual Meeting. PricewaterhouseCoopers LLP has audited the Company’s financial statements since 2016. Representatives of PricewaterhouseCoopers LLP are expected to be present during the Annual Meeting. They will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.
Neither the Company’s Amended and Restated Bylaws nor other governing documents or law require stockholder ratification of the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm. However, the Audit Committee of the Board is submitting the selection of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee of the Board will reconsider whether to retain that firm. Even if the selection is ratified, the Audit Committee of the Board in its discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of CrowdStrike and its stockholders.
The affirmative “FOR” vote of a majority of the votes cast on the matter is required to ratify the selection of PricewaterhouseCoopers LLP. Abstentions will not be counted as votes cast.
Principal Accountant Fees and Services
The following table represents aggregate fees billed to CrowdStrike for the fiscal years ended January 31, 2022 and January 31, 2021, by PricewaterhouseCoopers LLP, CrowdStrike’s principal accountant.
	Fiscal Year (in thousands)
	2022	2021
Audit Fees (1)	$3,560	$3,394
Audit-related Fees (2)	0	281
Tax Fees (3)	1,034	985
All Other Fees (4)	3	5
Total Fees	$4,597	$4,665

(1)
“Audit Fees” consist of fees for professional services rendered in connection with the audit of our annual consolidated financial statements, including audited financial statements presented in our annual report on Form 10-K, review of our quarterly financial statements presented in our quarterly reports on Form 10-Q and services that are normally provided by our independent registered public accounting firm in connection with statutory and regulatory filings or engagements for those fiscal years.

(2)
“Audit-related Fees” consist of aggregate fees for accounting consultations and other services that were reasonably related to the performance of audits or reviews of our consolidated financial statements and were not reported above under “Audit Fees.” This category includes fees related to the performance of audits and attest services not required by statute or regulations, due diligence related to mergers, acquisitions, and investments, and accounting consultations about the application of generally accepted accounting principles to proposed transactions.

(3)
“Tax Fees” consist of tax return preparation, international and domestic tax studies, consulting and planning.

(4)
“All Other Fees” consist of the cost of a subscription to an accounting research tool.

All fees described above were pre-approved by the Audit Committee.

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Pre-Approval Policies and Procedures
The Audit Committee has adopted a policy and procedures for the pre-approval of audit and non-audit services rendered by the Company’s independent registered public accounting firm, PricewaterhouseCoopers LLP. The policy generally pre-approves specified services in the defined categories of audit services, audit-related services and tax services. Pre-approval may also be given as part of the Audit Committee’s approval of the scope of the engagement of the independent auditor or on an individual, explicit, case-by-case basis before the independent auditor is engaged to provide each service. The pre-approval of services may be delegated to one or more of the Audit Committee’s members, but the decision must be reported to the full Audit Committee at its next scheduled meeting.
The Audit Committee has determined that the rendering of services other than audit services by PricewaterhouseCoopers LLP is compatible with maintaining the principal accountant’s independence.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”
RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS CROWDSTRIKE’S
INDEPENDENT AUDITOR FOR THE FISCAL YEAR ENDING JANUARY 31, 2023.

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Executive Compensation Discussion and Analysis

Our Fiscal 2022
Named Executive Officers
George Kurtz
Chief Executive Officer & Co-Founder
Burt Podbere
Chief Financial Officer
Shawn Henry
President, CrowdStrike Services & Chief Security Officer
Colin Black
Former Chief Operating Officer
Michael Carpenter
Former President Global Sales & Field Operations
1 — Business Performance Highlights
CrowdStrike delivered another year of outstanding results for our stockholders in fiscal 2022, with a strong year of financial performance and execution. Highlights include:
•
Annual Recurring Revenue (“ARR”).(1) ARR increased 65% as compared to our fiscal year ended January 31, 2021 (“fiscal 2021”) to reach $1.73 billion as of January 31, 2022.
•
Revenue. Fiscal 2022 revenue grew 66% to reach $1.45 billion.
•
Net New Subscription Customers. Our subscription customer count grew from 9,896 to 16,325, a 65% increase year-over-year.
•
Operating Cash Flow. Fiscal 2022 operating cash flow increased 61% to reach a new record of $574.8 million.

(1)
ARR is calculated as the annualized value of our customer subscription contracts as of the measurement date, assuming any contract that expires during the next 12 months is renewed on its existing terms. To the extent that we are negotiating a renewal with a customer after the expiration of the subscription, we continue to include that revenue in ARR if we are actively in discussion with such an organization for a new subscription or renewal, or until such organization notifies us that it is not renewing its subscription.

CrowdStrike’s strong financial performance was achieved through our relentless focus on product innovation. Our key innovation and business milestones from the year include:

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•
Our Falcon platform exceeded a milestone of processing more than one trillion events in a single day and now regularly processes trillions of high-fidelity signals each week, demonstrating the scalability of our platform.

•
We launched multiple new modules during the year, including:

•
Falcon Fusion, a security orchestration automation and response tool that enables our customers to automate repeatable actions within our platform. This module allows our customers to free up human resources to focus on harder issues and substantially increase security operation team velocity.

•
Falcon X Recon, our situational awareness module, allows our customers to search and monitor the deep and dark web for relevant raw intelligence to allow them to improve their security posture. This module has become one of the fastest selling modules in our history.

•
Falcon FileVantage, our File Integrity Monitoring module, enables customers in highly compliance-driven verticals to maintain their compliance status by allowing them to monitor their files on protected systems. This module provides alerts and reports to help customers meet various compliance requirements imposed by PCI, CIS Controls, and Sarbanes-Oxley, without having to add an additional agent to their systems.

•
Investing in the development and launch of Falcon XDR, which became available to customers in February 2022. Falcon XDR extends our detection, investigation, and response capabilities by incorporating relevant third-party security data. We correlate signals from multiple disparate technologies to deliver XDR detections across the attack surface. We allow customers to investigate these detections and to search and hunt using data from CrowdStrike and third-party products, including products from members of the CrowdXDR Alliance, a coalition we formed with security and IT operations leaders in 2021. Falcon XDR is a differentiated offering that combines first and third-party security data, cross-domain detections provided by CrowdStrike, the ability for customers to produce their own custom detections, plus rapid search and response, all within the familiar yet powerful Falcon console.

Our strong business performance has resulted in a stock price that has appreciated substantially since we became publicly listed in June 2019. We have delivered superior long-term total shareholder return (TSR) since our initial public offering and trend above the aggregate TSR performance of key indices such as the S&P 500 Index, S&P IT Index and the Nasdaq 100. The chart below shows how a $100 investment in CrowdStrike’s common stock on June 12, 2019 would have grown to $311 on January 31, 2022.
The Compensation Committee believes that the fiscal 2022 compensation for our named executive officers (“NEOs”) is commensurate with CrowdStrike’s growth, performance and the significance of the roles each NEO plays in continuing to scale the business from a newly public

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company to a more mature public company. The Committee also took into consideration the hyper-competitive talent environment in which we operate to ensure that our compensation programs are designed to strengthen our ability to continue to attract and retain the caliber of executives needed to sustain our success.
The Executive Compensation Discussion and Analysis describes our executive compensation philosophy, policies and practices upon which our executive compensation program is based, including the compensation paid to our named executive officers for fiscal 2022.
2 — Our Approach to Executive Compensation
Compensation Philosophy
At the core of our compensation philosophy, we aim to design our executive compensation programs to attract, motivate and retain the key executives who drive our success while also aligning with company performance and the long-term interests of our stockholders. We believe that a performance-based culture is crucial to our growth and success and we achieve our objectives through an executive compensation program that:
•
Provides a competitive total pay opportunity for top talent who possess the skills, experience and leadership required to drive and grow our business in a dynamic, innovative and extremely competitive environment;

•
Delivers a significant portion of our executive’s pay through performance-based incentives that are based on the achievement of rigorous financial and operating goals and the performance of our stock price; and

•
Emphasizes long-term performance, retention and shareholder alignment by significantly weighting our executives’ compensation towards long-term equity incentives, multi-year vesting and challenging performance requirements.

In fiscal 2022, we further enhanced the alignment of our executive compensation programs with our compensation philosophy by:
•
Increasing the proportion of performance-based stock units from 33% to 50% of our NEOs’ annual long-term incentive equity awards. Vesting of these PSUs require the achievement of rigorous financial targets;

•
Continuing to emphasize the overall proportion of long-term compensation. On average, 90% of our NEOs’ annual compensation is tied to long-term incentives;

•
Setting half of our NEOs’ total compensation to be performance-based, with payout or vesting based on the achievement of performance targets. The payout of both annual cash and long-term equity incentive awards are based on achievement of pre-established financial performance goals that place an emphasis on “top-line” revenue growth; and

(1)
Proportions in the preceding bullet points and this chart exclude the multi-year performance based equity grants discussed below.

•
Issuing multi-year performance-based equity grants to Mr. Kurtz and Mr. Podbere to recognize the instrumental roles they continue to play in driving the Company’s growth and performance in this critical next post-IPO stage. The vesting of the multi-year PSU awards is tied to the achievement of rigorous stock price hurdles and extends over a multi-year performance cycle ending in 2027.

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The awards also require continued service over a multi-year period. The aggregate grant date fair value of such awards for Mr. Kurtz was $122,850,000 and for Mr. Podbere was $14,974,150. For more information on the equity incentive awards granted to Mr. Kurtz and the other NEOs in fiscal 2022, please see the section entitled “Fiscal 2022 Compensation — Long-Term Equity Incentive Compensation”.
Executive Compensation Practices & Policies
Our executive compensation program incorporates the following corporate governance best practices designed to protect the interests of our stockholders and are consistent with high standards of risk management. We are committed to sound executive compensation policies and practices, as highlighted in the following table:
What We Do	What We Don’t Do

Pay-for-Performance Philosophy. We align pay and performance by awarding a substantial portion of the compensation paid to our executives in the form of “at-risk” performance-based compensation linked to achievement of rigorous performance goals.

No Special Executive Retirement Plans. We do not offer pension arrangements or retirement plans or similar arrangements with our NEOs that are different from or in addition to those offered to our other employees.

Balanced Short-Term and Long-Term Compensation. We grant compensation that discourages short-term risk taking at the expense of long-term results.
No Excise Tax “Gross-Ups”. We do not provide any “gross-ups” for excise taxes that our employees might owe as a result of the application of Sections 280G or 4999 of the Internal Revenue Code of 1986, as amended (the “IRC”).

Maintain an Independent Compensation Committee. Our Compensation Committee is comprised solely of independent directors with extensive industry experience.	No “Single-Trigger” Change in Control Arrangements. Since the time of our IPO, we have not provided for “single-trigger” acceleration of compensation or benefits solely upon a change in control.
Maintain an Independent Compensation Committee Advisor. The Compensation Committee engages its own independent compensation consultant.	No Excessive Perks. We generally do not provide any excessive perquisites to our NEOs.

Conduct Annual Compensation Review. The Compensation Committee conducts a review at least annually of our executive compensation philosophy and strategy, including a review of the compensation peer group used for comparative purposes.
Do Not Permit Hedging. We prohibit directors and employees, including our NEOs, from hedging CrowdStrike securities.

Perform Annual Compensation-Related Risk Assessment. We have strong risk and control policies, we take risk management into account in making executive compensation decisions, and we conduct an annual risk assessment of our executive and broad-based compensation programs to promote prudent risk management.

Do Not Permit Pledging. We prohibit employees, including NEOs, from pledging CrowdStrike securities without the consent of our Legal Department. No CrowdStrike securities beneficially owned by employees, including our NEOs, are pledged.

Peer Group Used for Fiscal 2022 Executive Compensation Analysis
The Compensation Committee constructs our executive compensation program with inputs from Compensia and our Chief Executive Officer. We establish the annual compensation packages for our NEOs typically during the first quarter of our fiscal year after an extensive process of analysis of competitive trends, assessment of prior compensation programs, consideration of our peer group’s practices, performance evaluations and investor inputs.
The Compensation Committee reviews and approves the peer group composition each year. With the assistance of its independent compensation consultants, Compensia, Inc. (“Compensia”), the Committee identified groups of companies to serve as market reference points for compensation comparison purposes for fiscal 2022. The Compensation Committee reviewed and considered the continued evolution of our business against our historical peer group and approved the following peer companies to better align with our business model, competition for talent and compensation models that are more reflective for recently public companies. The key criteria considered include:
•
Size, as measured by revenue and market capitalization;

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•
High-growth companies to reflect the complexities of scaling, continued innovation and CrowdStrike’s competition for executive talent;

•
Industry / business models, with a preference for “software-as-a-service” (SaaS) and internet/network security software companies and companies who completed an IPO prior to 2019 and on or around the time of our IPO.

Fiscal 2022 Peer Group
Atlassian	DocuSign	Okta	Slack Technologies	Twilio
Cloudflare	Fortinet	Palo Alto Networks	Snowflake	Unity Software
Coupa Software	Hubspot	Paycom Software	Splunk	Zscaler
Datadog	MongoDB	RingCentral	The Trade Desk
In addition to referencing data from proxy and 8-K filings of our peer group, the Compensation Committee also reviewed survey data drawn from Radford Global Technology Survey as a supplemental data source.
Our continued strong growth trajectory is reflected in our performance relative to our peer group. The following chart shows CrowdStrike’s position within the peer group on the three screening criteria, based on each peer company’s publicly reported year-end data as of January 29, 2021.
	25th Percentile	50th Percentile	75th Percentile	CRWD
Revenue ($M)	$598	$836	$1,607	$874 60th Percentile
1-Year Revenue Growth	27%	40%	49%	82% 96th Percentile
Market Cap ($B)	$24.4	$31.1	$39.9	$47.5 84th Percentile

(1)
Other than CrowdStrike’s revenue for fiscal 2021, financial data per S&P Capital IQ as of January 29, 2021 (the last trading day prior to January 31, 2021). Market Cap based on the 30-day average as of January 29, 2021.

Compensation-Setting Process
When determining recommendations for our NEOs’ fiscal 2022 compensation levels, the Compensation Committee considers how our NEOs compare to the compensation levels for comparable positions in the peer group. From time-to-time, the Compensation Committee also takes into consideration supplemental market information of other companies who actively recruit our NEOs. The Compensation Committee establishes base salaries, annual cash incentive awards and long-term equity-based incentive awards on a case-by-case basis for each NEO taking into consideration:
•
Individual performance, role expertise and experience

•
Company performance

•
Competitive market conditions

•
Succession planning

•
Retention and external opportunities potentially available to our executives

•
Internal equity among internal peers

•
Unrealized equity gains

•
Best compensation governance practices

While the Compensation Committee considers a multitude of factors in its deliberations, it places no formal weighting on any one factor. The Compensation Committee does not tie individual compensation to specific target pay percentiles but rather makes a determination based on inputs from the CEO (except with respect to his own compensation), as well as the directors’ knowledge and judgment in assessing the various factors that would best further the principles and objectives of our executive compensation program.

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Role of the Compensation Committee and the Board
The Compensation Committee, which is comprised entirely of independent directors, establishes our overall compensation philosophy and objectives, and is responsible for establishing, overseeing and evaluating our executive compensation program. Every year, the Compensation Committee reviews and assesses whether our executive compensation program aligns with our compensation philosophy and objectives, and approves the specific compensation of our NEOs, other than (i) equity grants to our NEOs, and (ii) the compensation of our CEO, where the Compensation Committee makes recommendations to our Board. Following such recommendation, and after discussion with the members of the Compensation Committee regarding their assessment and recommendations, the Board makes the final determination of our CEOs’ compensation and approves equity grants to our NEOs.
Role of Compensation Consultant
Pursuant to its charter, the Compensation Committee has the authority to engage its own legal counsel and other advisors, including compensation consultants, to assist in carrying out its responsibilities. The Compensation Committee is directly responsible for the appointment, compensation and oversight of the work of any such advisor and has sole authority to approve all such advisors’ fees and other retention terms.
Pursuant to this authority, for fiscal 2022, the Compensation Committee engaged Compensia to provide independent advice on matters relating to our executive compensation program, including information regarding competitive market practices, assessments and trends and advice relating to the design and structure of our executive compensation program. Compensia also updates the Compensation Committee on corporate governance and regulatory issues and developments. A representative of Compensia attends meetings of the Compensation Committee as requested and also communicates with the Compensation Committee chair outside of meetings. The Compensation Committee may replace its compensation consultant or hire additional advisors at any time. Compensia has not provided any other services to us and has received no compensation other than with respect to the services described above.
The Compensation Committee has evaluated Compensia’s independence by considering the requirements adopted by Nasdaq and the SEC, and has determined that its relationship with Compensia does not raise any conflict of interest. As part of the Compensation Committee’s determination of Compensia’s independence, it received written confirmation from Compensia addressing these factors and supporting the independence determination.
Role of Management
The Compensation Committee consults with members of our management team, including our CEO and our human resources, finance and legal professionals when making compensation decisions. Our CEO works closely with the Compensation Committee and provides the Compensation Committee with performance assessments and compensation recommendations for each NEO other than himself, based on each NEO’s level of performance and corporate performance, retention risk and taking into consideration market practices. While the Compensation Committee considers our CEO’s recommendations, the Compensation Committee ultimately uses its own business judgment and experience in approving, or making recommendations to the Board where applicable, regarding individual compensation elements and the amount of each element for our NEOs. Our CEO recuses himself from all determinations regarding his own compensation.
Performance-Based Pay and Goal Setting
The Compensation Committee engages in a rigorous and deliberate process in setting revenue and profitability performance targets that are used in our annual cash and long-term equity incentive plans. Each year, the Compensation Committee reviews and determines the appropriateness of thresholds, maximums and interim payout levels for each metric by considering past performance, business expectations, potential customer / market scenarios and macro-economic conditions. The performance goals are intended to be challenging but achievable without encouraging inappropriate risk-taking, with maximums that can be reached only with exceptional performance. The fiscal 2022 performance targets were directly linked to our annual operating plan.
Performance-Based Pay Component	Metrics	Rationale
Annual Cash Incentive (Corporate Incentive Plan)	Non-GAAP Operating Income Net New ARR	Motivates NEO to achieve short-term business objectives that drive growth of the Company Performance-based, not guaranteed
Performance-Based Stock Units	Revenue Growth Percent Non-GAAP EPS	Aligns our NEOs’ interests with those of our stockholders by focusing on the creation and maintenance of long-term shareholder value

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3 — Fiscal 2022 Compensation Program and Results
Our executive compensation program is designed to motivate and reward outstanding performance commensurate with CrowdStrike’s performance. Our executive compensation philosophy provides for a compensation structure which pays base salaries to our NEOs that represent a relatively small percentage of their total compensation, while offering them the opportunity to earn a significant portion of their compensation in the form of performance-based compensation (i.e., annual cash and long-term equity incentive awards).
Each of the compensation elements for our NEOs for fiscal 2022 is discussed in detail below. Mr. Black ceased serving as our Chief Operating Officer and moved to a part-time schedule on October 1, 2021 and Mr. Carpenter’s employment with CrowdStrike concluded on December 15, 2021.
Base Salary
We believe that a competitive base salary is a necessary element of our executive compensation program in order to attract and retain top performing senior executives. Base salaries provide a fixed source of compensation to our NEOs, allowing them a modest degree of certainty relative to the significant portion of their compensation that is based on performance and dependent on our stock price.
In early fiscal 2022, the Compensation Committee reviewed the base salaries of our NEOs, taking into consideration a competitive market analysis performed by Compensia, which included a review of the market data of the compensation peer group for our executive officer positions and an evaluation of the compensation levels of our NEOs. Taking into consideration the factors described in the “Compensation Setting Process” section and to further align our NEOs’ base salaries with rates of pay of post-IPO companies, under the recommendation of the Compensation Committee, the Board approved the following base salary increases in April 2021:
Fiscal 2022 Base Salary Increases
Name	Fiscal 2021 Base Salary	Fiscal 2022 Base Salary(1)
Mr. Kurtz	$550,000	$750,000
Mr. Henry	$550,000	$600,000
Mr. Carpenter	$550,000	$600,000
Mr. Podbere	$400,000	$500,000
Mr. Black	$400,000	$500,000

(1)
Increases to the base salaries for fiscal 2022 were effective as of February 1, 2021. Mr. Black’s base salary was decreased to $100,000 on October 1, 2021 when he ceased serving as our Chief Operating Officer and moved to a part-time schedule.

Annual Cash Incentive Awards
We use cash incentive awards to motivate our NEOs to achieve our short-term financial objectives while making progress towards our longer-term growth and value creation. Target annual cash incentive opportunities are defined as a percentage of base salary.
For fiscal 2022, Mr. Kurtz, Mr. Podbere and Mr. Black were eligible to participate in the Company’s Corporate Incentive Plan (“CIP”). Mr. Henry and Mr. Carpenter did not participate in the CIP but instead participated in the CrowdStrike Commission Plan (“Commission Plan”). The Compensation Committee determined that given their respective roles and their focus on driving sales and supporting customer needs, Mr. Henry and Mr. Carpenter should have short-term incentive opportunities that more closely align with those of their respective teams.

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Fiscal 2022 Corporate Incentive Plan (CIP)
Under the fiscal 2022 CIP, each Mr. Kurtz, Mr. Podbere and Mr. Black had the opportunity to earn between 0% and 150% of their target annual opportunity based on performance against the following two financial targets:
Performance Metrics	Description
Non-GAAP Operating Income
Profitability Threshold. Non-GAAP operating income is an indicator of profitability that eliminates the effects of events that either are not part of our core operations or are non-cash as well as the impact of income taxes.
The CIP will not be funded unless at least 85% of target is met within the performance period.

Net New Annual Recurring Revenue (ARR)
Revenue is a primary financial indicator of our growth and stockholder value creation. It is what our investors look to as measures of our success at selling our solutions, innovating and competing in the marketplace. Specifically for the CIP, we focus on net new ARR.
The CIP is only funded if at least 80% of our net new ARR target is met within the performance period. The maximum payout is capped at 150%.

For fiscal 2022, both Non-GAAP Operating Income and net new ARR were measured and paid out on a quarterly basis. Quarterly targets were set by the Compensation Committee in accordance with the process described in “Performance-based Pay and Goal Setting” section. The Compensation Committee believes that this particular metric and cadence of measurement is most in line with business cycle, drives performance and more rapidly fosters the growth of our business.
Based on the market analysis conducted by Compensia and taking into consideration factors described in the “Compensation Setting Process” section, the Compensation Committee recommended to the Board to approve adjusting Mr. Podbere and Mr. Black’s target annual cash bonus opportunity from 60% to 75% for fiscal 2022. Mr. Kurtz’s bonus target remained unchanged at 100%.
The following table shows each NEO’s target bonus as a percentage of base salary, the target payout for fiscal 2022 and the actual bonus earned for fiscal 2022. For fiscal 2022, the Non-GAAP Operating Income profitability threshold was met for each quarterly performance period. The actual level of attainment of net new ARR is set forth below. On average, CrowdStrike achieved 105.8% of the quarterly target net new ARR goals during the fiscal year. We are not disclosing the Non-GAAP Operating Income threshold, target net new ARR or the funding levels because these amounts represent confidential financial information, the disclosure of which would result in competitive harm (for example, by providing insight into our forecasting practices and sales strategies).
	Fiscal 2022
Name	Target Bonus Percentage (%)	Target Bonus Payout ($)	Total Actual Bonus Earned ($)
Mr. Kurtz	100%	$750,000	$815,588
Mr. Podbere	75%	$375,000	$407,794
Mr. Black	75%	$375,000(1)	$268,247

(1)
Mr. Black’s target bonus payout is based on his rate of pay as our Chief Operating Officer, prior to his moving to a part-time schedule on October 1, 2021.

Fiscal 2022 Commission Plan
For fiscal 2022, Mr. Henry and Mr. Carpenter participated in the Company’s Commission Plan, which is designed to reward sales employees for driving financial results and supporting customer needs which fuel our growth. The Commission Plan is 100% formulaic and tied to specific product or service goals. Commissions are mostly earned based on the annual contract value (“ACV”) (i.e., the value of the contract the customer committed to for the first 12 months of the contract period) of the individual’s achieved “bookings” for pre-established product and/or service goals (each of which is assigned an annual target quota). We use ACV as it represents sales to new or existing customers that contributes to incremental or ongoing ARR.
The actual amount of the individual’s commission incentive for fiscal 2022 was determined based on the achieved ACV of the bookings and the specified commission rate for the applicable product or service goal. For certain goals, the commission rate increases based on the individual’s level of achieved bookings above the target annual quota for such goal. In order to earn a commission, the individual must be employed by the Company on the date of the booking. Earned commissions are paid out on a quarterly basis.

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We are not disclosing the target annual quotas, commission rates, or actual bookings in fiscal 2022, because these amounts represent confidential information, the disclosure of which would result in competitive harm (for example, by providing competitors insight into our sales strategy and business operations).
Mr. Henry’s Commission Plan Metrics
Performance Metrics	Description
ACV Cross-Sales from Service Bookings	Net new platform sales cross-sold from a services engagement during the fiscal year
ACV Services Booking	Sales of professional services offerings
ACV of New Logo Sponsor Bookings	New logo subscription bookings closed during the fiscal year sourced directly by Mr. Henry
Target annual quotas were set for each goal, along with a base annual commission rate for bookings up to the target annual quota. The commission rate for bookings in excess of the target annual quota increased based on a sliding-scale of up to 250% of the base commission rate specified for achievement above 110% of the target annual quota.
Mr. Carpenter’s Commission Plan Metrics
Performance Metrics	Description
New Platform ACV	Platform sales to new or existing customers that result in incremental ARR from the customer
Renewals ACV	ACV of a renewal booking that results in the same or less ARR with the same customer
New Platform TCV Out Years	Total contract value of a new platform contract sale that the customer committed to beyond the first 12-months of the contract period
Renewal TCV Out Years	Total contract value of a renewal booking that the customer committed to beyond the first 12-months of the contract
Target annual quotas were set for each goal, along with a base annual commission rate for bookings up to the target annual quota. The base commission rate for new platform ACV bookings increased based on a sliding-scale for achievement of the target annual quota at 100% or above.
For fiscal 2022, both Messrs. Henry and Carpenter’s target annual cash incentive opportunity remained unchanged at 100% as a percentage of base salary. The table below sets forth the actual amount of commission incentives earned by each of Messrs. Henry and Carpenter under the Commission Plan for fiscal 2022.
	Fiscal 2022
Name	Target Bonus Percentage (%)	Target Bonus Payout ($)	Total Actual Bonus Earned ($)
Mr. Henry	100%	$600,000	$1,312,415
Mr. Carpenter(1)	100%	$600,000	$519,806

(1)
Mr. Carpenter’s employment terminated on December 15, 2021.

Long-Term Equity Incentive Compensation
Consistent with our philosophy of pay-for-performance, the majority of our NEOs’ annual compensation is provided in the form of long-term equity incentives that emphasizes long-term shareholder value creation and the retention of a strong executive leadership team through a balanced mix of performance-based stock units (PSUs) and service-based RSUs.

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For fiscal 2022, we made design enhancements to our long-term equity incentive program to further align the interests of our NEOs with the interests of our stockholders in creating long-term value. The table below provides a comparison of our fiscal 2021 and fiscal 2022 long-term equity incentive compensation program designs.
	FY 2021 Elements / Metrics / Weightings		FY 2022 Elements / Metrics / Weightings
Performance Stock Unit	Revenue Growth Percentage	33%	Revenue Growth Percentage Non-GAAP EPS	50%
Service-based RSU	Four-year graded vesting	67%	Four-year graded vesting	50%
Performance-Based Stock Units
Equity awards with performance-based vesting are a substantial, at-risk component of our NEO’s compensation that is tied to CrowdStrike’s business performance. As noted in the table above, we further increased the weighting of PSUs for fiscal 2022. We also introduced Non-GAAP Earnings Per Share (EPS)(1) as an additional metric to drive the continued focus on both revenue and profitability. The number of PSUs that vest depends entirely on CrowdStrike’s achievement on both Revenue Growth Percentage (RGP)(2) and Non-GAAP EPS. In the event that the threshold for either performance metric is not achieved, the number of earned PSUs will be zero.
As referenced in the “Performance-based Pay and Goal Setting” section, the targets for our PSUs are intended to be challenging but attainable. As noted in the chart below, relative to our peer group, our RGP metric threshold is above the 25th percentile, and the target/maximum goals are above the 75th percentile of our peer group’s aggregate one year revenue growth.
Under the fiscal 2022 PSU plan, our NEOs have the opportunity to earn between 0% and 150% payout based on actual achievement of the two goals over a one-year performance period. The number of PSUs that are earned based on the achievement of the performance goals (the “Earned PSUs”) will vest as follows subject to the NEO’s continued employment with the Company through each applicable vesting date: (i) 25% of the Earned PSUs will vest upon the one year anniversary of the applicable vesting commencement date and (ii) the remaining 75% of the Earned PSUs will vest in equal installments quarterly over the next three years.
Service-Based RSUs
RSU awards with service-based vesting align the interest of our NEOs with the interests of our stockholders by promoting the stability and retention of high-performing executive team members over the longer term. The RSUs generally vest over a four-year period in sixteen equal quarterly installments, provided the NEO remains employed with the Company though each applicable vesting date.
Fiscal 2022 Annual Equity Incentive Awards
Taking into consideration the factors described in the “Compensation Setting Process” section, the Compensation Committee recommended to the Board to approve the following grants of RSU and PSU awards to our NEOs in fiscal 2022. The grant date fair values of the annual equity awards assuming target performance are set forth in the tables below.

(1)
Non-GAAP Earnings Per Share is the same as Non-GAAP Net Income Per Share Attributable to CrowdStrike Common Stockholders, Diluted (discussed further below and in the appendix) except that it (i) excludes the effect of acquisitions and (ii) does not exclude gains and other income from strategic investments attributable to CrowdStrike.

(2)
RGP is defined as the percentage increase of fiscal 2022 revenue relative to fiscal 2021 revenue, excluding the effect of acquisitions.

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Fiscal 2022 Equity Incentive Awards — Annual Awards (excluding Multi-Year Awards)(1)
Name	RSUs ($)	Target PSUs ($)	Total ($)
Mr. Kurtz	$10,000,000	$10,000,000	$20,000,000
Mr. Podbere	$4,333,500	$4,333,500	$8,667,000
Mr. Henry	$4,333,500	$4,333,500	$8,667,000
Mr. Carpenter	$4,333,500	$4,333,500	$8,667,000
Mr. Black	$4,333,500	$4,333,500	$8,667,000

(1)
The above amounts reflect the grant date fair values of the RSU and PSU awards (with respect to the PSU awards, assuming target performance) granted to the NEOs in fiscal 2022, and do not represent the actual economic value that may be realized by the NEOs. The actual number of RSUs and target PSUs that was granted to each NEO in fiscal 2022 was determined by reference to the average of the closing price of a share for each of the trading days in the month of March 2021. For more information on the equity incentive awards granted to the NEOs in fiscal 2022, please see the “Grants of Plan-Based Awards Table for Fiscal 2022” below.

The table below shows the applicable fiscal 2022 PSU performance metrics and our achievement against them:
Fiscal 2022 PSU Targets and Results
Metric	Min — Max Achievement Range	Fiscal 2022 Actual Achievement
Non-GAAP EPS	$0.252 — $0.308	>$0.67(1)
Revenue Growth Percentage	35% — 80%	65.2%
Overall payout as a percentage of target		143.13%

(1)
Non-GAAP Net Income Per Share Attributable to CrowdStrike Common Stockholders, Diluted was $0.67 during fiscal 2022. Non-GAAP Net Income Per Share Attributable to CrowdStrike Common Stockholders, Diluted is the same as Non-GAAP Earnings Per Share, except that Non-GAAP Earnings Per Share (i) excludes the effect of acquisitions and (ii) does not exclude gains and other income from strategic investments attributable to CrowdStrike. Such adjustments in aggregate would have increased Non-GAAP Earnings Per Share above $0.67 during fiscal 2022, which even without the adjustment significantly exceeded the maximum performance target. Accordingly, we have not further calculated the Non-GAAP Earnings Per Share since it would not change the payout percentage for our PSUs. A reconciliation of the closest GAAP measure to Non-GAAP Net Income Per Share Attributable to CrowdStrike Common Stockholders, Diluted is included in the appendix.

Multi-Year PSU Awards
In fiscal 2022, Mr. Kurtz and Mr. Podbere were both issued a multi-year PSU award to recognize the instrumental roles they continue to play in driving the Company’s growth and performance in this critical next post IPO stage. In considering and developing the grants, the Compensation Committee, with the assistance of Compensia, examined other non-annual equity grants that were issued to executives at other technology companies shortly after becoming publicly listed.
The multi-year PSU awards are comprised of four equal tranches of PSUs, each of which will be earned and will vest upon the satisfaction of both a performance-based vesting condition and a service-based vesting condition. The performance condition applicable to the multi-year PSU awards will be earned based on the Company’s achievement of specified stock price hurdles, as set forth in the table below and subject to anti-dilution adjustments, during the performance period beginning on the date of grant and ending on January 31, 2027. Achievement of the applicable stock price hurdle for any PSU tranche will occur on the date that the Company certifies that the average closing price per share of the Company’s Class A common stock during any 45 consecutive trading days during the performance period exceeded the applicable stock price hurdle for such tranche. Such achievement will be reviewed, and any certifications will be made, within 30 days after the end of each fiscal quarter of the Company. Any PSUs for which the applicable stock price hurdle is not achieved prior to the end of the performance period will be forfeited in their entirety.

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Shown below is an illustration of the performance and service conditions associated with the multi-year PSU Awards.

Stock Price Performance Hurdles
If stock price is at $200, required growth to clear stock price hurdles
$200
60%
16%
15%
15%
$320
$370
$425
$490
CRWD Stock Price
Tranches
1
2
3
4
FY23
FY24
FY25
FY26
FY27
Service-Based Conditions

The service condition applicable to each tranche of the multi-year PSU awards will be satisfied in installments as follows, subject to each of Mr. Kurtz’s and Mr. Podbere’s continued employment with the Company through each applicable vesting date: (i) 50% of Mr. Kurtz’s and Mr. Podbere’s multi-year PSU awards underlying the applicable tranche will service vest on the first anniversary of their respective vesting commencement date applicable to such tranche of PSUs and (ii) the remaining multi-year PSU awards with respect to such tranche will thereafter service vest in four equal quarterly installments of 12.5%.
Tranche	Price Hurdle (per Share)	Service Commencement Date
1	$320	February 1, 2022
2	$370	February 1, 2023
3	$425	February 1, 2024
4	$490	February 1, 2025
The grant date fair values of the multi-year PSU awards are set forth in the tables below. The Compensation Committee in consultation with Compensia, granted Mr. Kurtz a special award of 540,000 PSUs on August 28, 2021 and Mr. Podbere a special award of 115,000 PSUs on January 12, 2022.
Fiscal 2022 Equity Incentive Awards — Multi-Year Awards(1)
Name	Multi-Year PSUs Target Value ($)
Mr. Kurtz	$122,850,000
Mr. Podbere	$14,974,150

(1)
The above amounts reflected the grant date fair values of the multi-year PSU awards granted to the NEOs in fiscal 2022, and do not represent the actual economic value that may be realized by the NEOs. For more information on the multi-year PSU awards, please see the “Grants of Plan-Based Awards Table for Fiscal 2022” below.

In the event of a “change in control” (as defined in the 2019 Plan), any tranche of PSUs for which the stock price hurdle has not previously been satisfied will be deemed earned to the extent that the per share value of our common stock (plus the value of any other consideration received by the Company’s stockholders) in connection with such change in control transaction equals or exceeds the stock price hurdle applicable to such tranche of PSUs. If the transaction price falls between any two price hurdles, a pro rata portion of the tranche of PSUs that is subject to the higher of such two price hurdles will be deemed earned using linear interpolation, and any other PSUs for which the applicable stock price hurdle is not achieved will be forfeited in their entirety. To the extent any of the earned PSUs have not yet satisfied the service condition as of the date of the change in control, such PSUs will remain outstanding and eligible to service vest based on, and subject to, each of Mr. Kurtz’s and Mr. Podbere’s continued employment following the date of the change in control.

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In addition, in the event of Mr. Kurtz’s or Mr. Podbere’s termination of employment, the unvested portions of their respective multi-year PSU awards will be treated as follows:
•
Mr. Kurtz

•
Subject to the achievement of the performance condition in connection with a change in control as set forth above, Mr. Kurtz’s multi-year PSU award will service vest in full in the event he is terminated without “cause” or resigns for “good reason” during the 3-month period before, or the 24-month period after, the occurrence of a change in control in accordance with his Change in Control and Severance Agreement, dated as of September 1, 2021, as described in more detail in the “Offer Letters, Employment Agreements and Change in Control Arrangements” section below.

•
In the event Mr. Kurtz’s employment is terminated for any reason outside of the context of a change in control, any unvested portion of Mr. Kurtz’s multi-year PSU award will be forfeited in its entirety.

•
In the event that Mr. Kurtz ceases to serve as the Company’s President and Chief Executive Officer at any time and for any reason, any then unvested portion of his multi-year PSU award will also be forfeited in its entirety, unless Mr. Kurtz thereafter continues to serve as an executive officer of the Company or as Executive Chairman of the Company, in which case, 33.33% of the then-outstanding and unvested portion of the multi-year PSU award will remain outstanding and eligible to vest in accordance with its terms (and the remaining 66.67% of the PSUs will be automatically forfeited).

•
Mr. Podbere

•
If Mr. Podbere’s employment is terminated for any reason (whether or not in connection with a change in control), any unvested portion of his multi-year PSU award will be forfeited in its entirety.

401(k) Plan
We maintain a tax-qualified 401(k) retirement plan (“401(k) plan”) that provides eligible employees with an opportunity to save for retirement on a tax-advantaged basis. Eligible employees can participate in the 401(k) plan as of their start date, and participants are able to defer up to 100% of their eligible compensation subject to applicable annual IRC limits. All participants’ interests in their deferrals are 100% vested when contributed. The 401(k) plan permits us to make matching contributions and profit-sharing contributions to eligible participants, and effective January 1, 2020, we match 50% of the first 2% of compensation contributed by participants up to the maximum amount permitted under the IRC.
Employee Stock Purchase Plan
We offer our eligible employees, including our eligible NEOs, the opportunity to purchase shares of our common stock at a discount under the CrowdStrike Holdings, Inc. 2019 Employee Stock Purchase Plan (“ESPP”). Pursuant to the ESPP, all eligible employees, including our NEOs, may allocate up to 15% of their eligible compensation to purchase shares of our common stock, subject to specified limits. The ESPP provides for consecutive offering periods that will typically have a duration of approximately 24 months in length and is comprised of four purchase periods of approximately six months in length. The purchase price of the shares will be 85% of the lower of the fair market value of our Class A common stock on (i) the first trading day of the applicable offering period and (ii) the last trading day of each purchase period in the related offering period.
Health and Welfare Benefits
In addition, we provide certain health and welfare benefits to our NEOs on the same basis as all of our full-time employees. These benefits include health, dental and vision benefits, health and dependent care flexible spending accounts, short-term and long-term disability insurance, accidental death and dismemberment insurance, and basic life insurance coverage. We also provide vacation and other paid holidays to all employees, including our NEOs. In addition, we provide our executives and certain other senior management team members supplemental health benefits.
Perquisites and Other Personal Benefits
For fiscal year 2022, we do not view perquisites or other personal benefits as a significant component of our executive compensation program. Accordingly, we provide perquisites or other personal benefits to our NEOs in limited circumstances, such as where we believe it is appropriate to assist an individual in the performance of his duties, to make our executive team more efficient and effective or for special recruitment or retention purposes. All future practices with respect to perquisites or other benefits for our NEOs are subject to review and approval by the Compensation Committee and/or the Board.

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In early fiscal 2023, we approved a security program, pursuant to which we expect to incur certain costs related to Mr. Kurtz’s personal security, including Mr. Kurtz’s use of private aircraft, security personnel and the installation and maintenance of security measures in and around Mr. Kurtz’s residences.
Offer Letters, Employment Agreements and Change in Control Arrangements
Offer Letters
We have entered into employment agreements or offer letters with each of our NEOs which generally provide for at-will employment with no specified employment terms, as well as severance protections in certain circumstances, as described in more detail in the “Potential Payments Upon Termination or Change in Control” section below.
In addition, as a condition of their employment, we also require that our employees, including our NEOs, sign and comply with an At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement which requires, among other provisions, the assignment of certain intellectual property rights to the Company, and non-disclosure of Company proprietary information.
Kurtz Change in Control and Severance Agreement
On September 1, 2021, the Company entered into a change in control and severance agreement with George Kurtz, the Company’s President and Chief Executive Officer (the “Change in Control and Severance Agreement”) which supersedes and replaces the severance pay and benefits provided under Mr. Kurtz’s existing employment agreement with CrowdStrike, Inc., dated as of November 11, 2018. The terms of the Change in Control and Severance Agreement are described in detail below under “Potential Payments upon a Termination or Change in Control.”
Anti-Hedging and Pledging Policy
The Company’s insider trading policy prohibits all of our directors, officers and employees, including the Company’s NEOs, from trading derivative securities of CrowdStrike, short selling, pledging, or purchasing our securities on margin or holding our securities in a margin account, except in the case of pledging our securities or holding them in a margin account with the express advance permission of the Vice President or General Counsel within the Legal Department. No shares of the Company beneficially owned by any director or employee are pledged or held in a margin account.
Tax and Accounting Considerations
Deductibility of Executive Compensation
Section 162(m) of the IRC (Section 162(m)) generally imposes a $1 million cap on the federal income tax deduction for compensation paid to our “covered employees” (including our CEO) during any fiscal year. Under certain transition relief provided under Section 162(m), as a newly public company, compensation paid pursuant to a compensation plan that was in existence before the effective date of our IPO will not be subject to the $1 million limitation under Section 162(m) until the earliest of: (i) the expiration of the compensation plan, (ii) a material modification of the compensation plan (as determined under Section 162(m)), (iii) the issuance of all the employer stock and other compensation allocated under the compensation plan, or (iv) the first meeting of stockholders at which directors are elected after the close of the third calendar year following the year in which the IPO occurs. Notably, while Section 162(m) was amended by the Tax Cuts and Jobs Act of 2017 (“TCJA”), which, among other things, generally eliminated this IPO transition relief, because our IPO occurred before December 20, 2019, we may still avail ourselves to the IPO transition relief under Section 162(m).
While the Compensation Committee considers the deductibility of awards as one factor in determining executive compensation, the Compensation Committee also looks at other factors in making its decisions, and, in the exercise of its business judgment and in accordance with its compensation philosophy, the Compensation Committee retains the flexibility to award compensation even if the compensation is not deductible by us for tax purposes, and to modify compensation that was initially intended to be tax deductible if it determines such modifications are consistent with our business needs.
Accounting for Stock-Based Compensation
The Compensation Committee takes accounting considerations into account in designing compensation plans and arrangements for our NEOs and other employees. Chief among these is the Financial Accounting Standard Board’s Accounting Standards Codification Topic 718 (FASB ASC Topic 718), the standard which governs the accounting treatment of stock-based compensation awards.
We follow FASB ASC Topic 718 for our stock-based compensation awards. FASB ASC Topic 718 requires us to measure the compensation expense for all share-based payment awards made to our employees and non-employee members of our Board, including RSUs and PSUs,

| Page 35

based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the executive compensation tables below, even though the recipient may never realize any value from such awards. For performance units, stock-based compensation expense recognized may be adjusted over the performance period based on interim estimates of performance against pre-set objectives.
Compensation Risk Assessment
In consultation with management and Compensia, in April 2022, our Compensation Committee assessed our compensation plans, policies and practices for our NEOs and concluded that they do not create risks that are reasonably likely to have a material adverse effect on our company. This risk assessment included, among other things, a review of our cash and equity incentive-based compensation plans to ensure that they are aligned with our company performance goals and overall target total direct compensation to ensure an appropriate balance between fixed and performance-based pay components. Our Compensation Committee conducts this assessment annually.
Report of the Compensation Committee of the Board of Directors
The Compensation Committee has reviewed and discussed this CD&A with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the CD&A be included in this Proxy Statement and incorporated by reference into the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022.
Respectfully submitted by the members of the Compensation Committee of the Board.
Sameer K. Gandhi (chairperson)
Cary J. Davis
Pay Ratio Disclosure
In accordance with the requirements of Section 953(b) of the Dodd-Frank Act and Item 402(u) of Regulation S-K (which we collectively refer to as the “Pay Ratio Rule”), we are providing the following estimated information for fiscal 2022:
•
the median of the annual total compensation of all our employees (excluding our CEO) was $183,564;

•
the annual total compensation of our CEO was $147,695,746; and

•
the ratio of these two amounts was 805 to 1.

We believe that this ratio is a reasonable estimate calculated in a manner consistent with the requirements of the Pay Ratio Rule.
Methodology for Identifying Our Median Employee
Employee Population
To identify the median of the annual total compensation of all of our employees (other than our CEO), we first identified our total employee population from which we determined our median employee. We determined that, as of December 31, 2021, our employee population consisted of approximately 4,733 individuals of which approximately 64.8% were located in the United States and 35.2% were located in jurisdictions outside the United States.
Determining our Median Employee
As permitted by SEC rules, to identify our median employee for fiscal 2022, we used total direct compensation as our consistently applied compensation measure, which we calculated as total cash compensation as reflected in our payroll records and the market value as of the grant date of equity granted to our employees, converted to U.S. Dollars for employees paid in other than U.S. dollars. In making this determination, we annualized the base salary compensation of our full- and part-time employees employed with us as of December 31, 2021 who did not work for us for the entire fiscal year.
Determination of Annual Total Compensation of our Median Employee and our CEO
Once we identified our median employee, we then calculated this individual’s annual total compensation for fiscal 2022 by using the same methodology we used for our NEOs in our fiscal 2022 Summary Compensation Table above.

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Executive Compensation Tables
Fiscal 2022 Summary Compensation Table
The Summary Compensation Table and notes show all compensation paid to or earned by each of our NEOs for the fiscal years ended January 31, 2022, 2021 and 2020.
Name and Principal Position	Year	Salary ($)	Bonus ($) (1)	Stock Awards ($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All Other Compensation ($) (4)(5)	Total ($)
George Kurtz (6) Chief Executive Officer, President and Director	2022	750,000	-	146,123,040	815,588	7,118	147,695,746
	2021	550,000	-	19,377,034	587,881	3,096	20,518,011
	2020	450,000	900,000	-	-	254	1,350,254
Burt Podbere Chief Financial Officer	2022	500,000	-	25,059,510	407,794	8,658	25,975,962
	2021	400,000	-	11,626,162	256,530	3,096	12,285,788
	2020	368,000	-	-	187,220	254	555,474
Shawn Henry (7) President, CrowdStrike Services and Chief Security Officer	2022	600,000	-	10,085,360	1,312,415	7,331	12,005,106
	2021	550,000	-	11,989,600	1,358,609	3,096	13,901,305
Colin Black (8) Former Chief Operating Officer	2022	363,562	-	10,085,360	268,247	4,003	10,721,172
	2021	400,000	-	11,626,162	256,530	246	12,282,938
	2020	380,000	-	-	231,990	11,614	623,604
Michael Carpenter (7)(9) Former President, Global Sales and Field Operations	2022	521,096	-	10,085,360	519,806	7,018	11,133,280
	2021	550,000	-	11,626,162	1,105,006	3,096	13,284,264

(1)
This amount represents discretionary bonuses paid to Mr. Kurtz.

(2)
The amounts disclosed represent the grant date fair value of the RSUs and PSUs granted to our NEOs during the relevant fiscal year as computed in accordance with FASB ASC Topic 718. These grant date fair values do not take into account any estimated forfeitures related to service-vesting conditions. These amounts do not reflect the actual economic value that will be realized by the NEO upon the vesting of the RSUs and PSUs or the sale of any common stock acquired under such RSUs or PSUs.

Other than with respect to Mr. Kurtz and Mr. Podbere’s multi-year PSU awards, the amounts disclosed for the PSUs included in this column were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. Excluding the multi-year PSU awards, the following are the values of the PSU awards granted to our NEOs in fiscal 2022 as of the grant date assuming attainment of the maximum level of performance: Mr. Kurtz ($15,011,733), Mr. Podbere ($6,505,382), Mr. Henry ($6,505,382), Mr. Black ($6,505,382), and Mr. Carpenter ($6,505,382). The values of the PSU awards granted to our NEOs in fiscal 2021 as of the grant date were calculated assuming attainment of the maximum level of performance.
As described in “Executive Compensation Discussion and Analysis — 3 — Fiscal Compensation Program and Results — Multi-Year PSU Awards” above, Mr. Kurtz and Mr. Podbere were granted multi-year PSUs, which vest based on the achievement of certain stock price hurdles and continued service. The grant date fair value of Mr. Kurtz’s multi-year PSU award is calculated based on a Monte-Carlo simulation with the following inputs: stock price: $269.97; cost of equity: 9.36%; stock price volatility: 55.36%; and risk free interest rate: 0.85%. The grant date fair value of Mr. Podbere’s multi-year PSU award is calculated based on a Monte-Carlo simulation with the following inputs: stock price: $187.97; cost of equity: 9.73%; stock price volatility: 54.89%; and risk free interest rate: 1.51%.
For additional information on how we account for equity-based compensation, see Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for fiscal 2022, which was filed with the SEC on March 16, 2022.
(3)
For Messrs. Kurtz, Podbere and Black, the amounts reported for fiscal 2022 reflect the bonus payments received by such NEOs under the CIP in respect of fiscal 2022 performance. For Messrs. Henry and Carpenter, the amounts reported for fiscal 2022 reflect the commission incentives earned by each of Messrs. Henry and Carpenter under the Commission Plan for fiscal 2022.

(4)
These amounts represent supplementary benefits including the dollar value of employer costs for life and disability insurance, executive supplemental health benefits and a 401(k) match. These amounts also include, where we incur incremental costs under such arrangements, airfare and hotel expenses paid by the Company for guests to travel with our executives from time to time.

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(5)
As part of our sales and marketing activities, we sponsor a CrowdStrike-branded professional racing car, which Mr. Kurtz drives in some races at no incremental cost to us and in lieu of us hiring a professional driver. As we do not pay any amounts to Mr. Kurtz under these arrangements, it is not reflected in the above table.

(6)
Mr. Kurtz serves on our Board but is not paid additional compensation for such service.

(7)
Messrs. Henry and Carpenter were not considered NEOs for the fiscal year ended January 31, 2020. Accordingly, this table does not include compensation for Messrs. Henry and Carpenter during that year.

(8)
Mr. Black ceased serving as our Chief Operating Officer on October 1, 2021.

(9)
Mr. Carpenter’s employment terminated effective as of December 15, 2021.

Grants of Plan-Based Awards for Fiscal 2022
The following table sets forth certain information regarding grants of plan-based awards to our NEOs for fiscal 2022 under our compensation programs and plans.
		Estimated Possible Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Possible Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock (#) (4)	Grant Date Fair Value of Stock and Option Awards (5)
Name	Grant Date	Threshold ($) (3)	Target ($)	Maximum ($)	Threshold Performance Shares (#)	Target Performance Shares (#)	Maximum Performance Shares (#)
George Kurtz	04/07/21	600,000	750,000	1,125,000	12,901	51,605	77,408	-	13,265,283
	04/07/21	-	-	-			0	51,605	10,007,758
	08/28/21	-	-	-	135,000	540,000	540,000	-	122,850,000
Burt Podbere	04/07/21	300,000	375,000	562,500	5,591	22,363	33,545	-	5,748,503
	04/07/21	-	-	-	-	-	-	22,363	4,336,857
	01/12/22	-	-	-	28,750	115,000	115,000	-	14,974,150
Shawn Henry	04/07/21	-	600,000	-	5,591	22,363	33,545	-	5,748,503
	04/07/21	-	-	-	-	-	-	22,363	4,336,857
Colin Black	04/07/21	300,000	375,000	562,500	5,591	22,363	33,545	-	5,748,503
	04/07/21	-	-	-				22,363	4,336,857
Michael Carpenter	04/07/21	-	600,000	-	5,591	22,363	33,545	-	5,748,503
	04/07/21	-	-	-				22,363	4,336,857

(1)
For Messrs. Kurtz, Podbere and Black, these columns reflect the bonus opportunities under the CIP for fiscal 2022. No CIP bonus is payable to our NEOs if performance is achieved below the threshold performance level. For Messrs. Henry and Carpenter, these columns reflect the commission incentive opportunities under the Company’s Commission Plan for fiscal 2022.

(2)
The amounts in these columns reflect the PSUs granted to the NEOs under the Company’s 2019 Equity Incentive Plan during fiscal 2022. The PSUs granted on April 7, 2021 reflect the right to receive between 0% and 150% of the target number of PSUs granted to the NEO and are earned based on the Company’s achievement of a specified revenue growth metric and non-GAAP earnings per share metric. In the event that revenue growth for fiscal 2022 is less than 35% or the specified non-GAAP earnings per share threshold is not met, the PSUs will be forfeited in their entirety. The earned PSUs service-vest over a four-year period, with 25% of the PSUs service-vesting on the first anniversary of the applicable vesting commencement date and the remaining 75% of the PSUs service-vesting on a fiscal quarterly basis thereafter, in each case provided the NEO remains employed with the Company though each vesting date.

Details relating to the PSUs granted on August 28, 2021 to Mr. Kurtz and January 12, 2022 to Mr. Podbere are reflected in the section “Executive Compensation Discussion and Analysis — 3 — Fiscal Compensation Program and Results — Multi-Year PSU Awards” above.
(3)
No amount will be paid out with respect to any annual bonus opportunity if performance is below threshold.

(4)
The amounts in this column reflect the RSUs granted to the NEOs under the 2019 Plan during fiscal 2022. These RSUs service-vest over a four-year period, with one sixteenth (1/16) of the RSUs vesting quarterly, in each case provided the NEO remains employed with the Company though each vesting date.

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(5)
The amounts in this column for the RSUs and PSUs reflect their aggregate grant date fair values, calculated in accordance with FASB ASC Topic 718, excluding the effect of estimated forfeitures. The amounts in this column for the April 7, 2021 PSUs were calculated based on the probable outcome of the performance condition as of the grant date, consistent with the estimate of aggregate compensation cost to be recognized over the service period determined as of the grant date under FASB ASC Topic 718. The following are the values of such PSU awards as of the grant date assuming attainment of the maximum level of performance: Mr. Kurtz ($15,011,733), Mr. Podbere ($6,505,382), Mr. Henry ($6,505,382), Mr. Black ($6,505,382), and Mr. Carpenter ($6,505,382). The grant date fair value of Mr. Kurtz’s multi-year PSU award is calculated based on a Monte-Carlo simulation with the following inputs: stock price: $269.97; cost of equity: 9.36%; stock price volatility: 55.36%; and risk free interest rate: 0.85%. The grant date fair value of Mr. Podbere’s multi-year PSU award is calculated based on a Monte-Carlo simulation with the following inputs: stock price: $187.97; cost of equity: 9.73%; stock price volatility: 54.89%; and risk free interest rate: 1.51%.

For additional information on how we account for equity-based compensation, see Note 9 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended January 31, 2022, which was filed with the SEC on March 16, 2022.
Outstanding Equity Awards at 2022 Fiscal Year-End
The following table summarizes the number of securities underlying outstanding equity awards for each of our NEOs as of January 31, 2022.
		Option Awards (1)					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or other Rights That Have Not Vested (#)	Market Value of Shares, Units or Other Rights That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
George Kurtz	10/09/18 (3)	351,989	-	-	11.13	10/9/2028	-	-	-	-
	10/09/18 (3)	-	-	-	-	-	197,994	35,765,636
	10/23/18 (4)	-	-	-	-	-	395,988	71,531,272	-	-
	10/23/18 (4)	-	-	-	-	-	703,978	127,166,586	-	-
	04/09/20 (5)	-	-	-	-	-	73,841	13,338,638
	04/09/20 (6)	-	-	-	-	-	113,601	20,520,885	-	-
	04/07/21 (7)	-	-	-	-	-	-	-	73,862	13,342,432
	04/07/21 (8)	-	-	-	-	-	41,930	7,574,235	-	-
	08/28/21 (9)	-	-	-	-	-	-	-	540,000	97,545,600
Burt Podbere	09/25/18 (10)	11,589	8,334	-	11.13	9/25/2028	-	-	-	-
	09/25/18 (11)	-	-	-	-	-	9,375	1,693,500	-	-
	04/09/20 (5)	-	-	-	-	-	44,305	8,003,255
	04/09/20 (6)	-	-	-	-	-	68,160	12,312,422	-	-
	04/07/21 (7)	-	-	-	-	-	-	-	32,008	5,781,925
	04/07/21 (8)	-	-	-	-	-	18,170	3,282,229	-	-
	01/12/22 (12)	-	-	-	-	-	-	-	115,000	20,773,600
Shawn Henry	12/12/17 (13)	303	-	-	2.63	12/12/2027	-	-	-	-
	04/09/18 (14)	6,250	521	-	3.33	4/9/2028	-	-	-	-
	09/25/18 (10)	13,541	8,334	-	11.13	9/25/2028	-	-	-	-
	09/25/18 (11)	-	-	-	-	-	9,375	1,693,500	-	-
	06/11/19 (15)	-	-	-	-	-	3,907	705,760	-	-
	04/09/20 (6)	-	-	-	-	-	3,516	635,130	-	-
	04/09/20 (5)	-	-	-	-	-	44,305	8,003,255
	04/09/20 (6)	-	-	-	-	-	68,160	12,312,422	-	-
	04/07/21 (7)	-	-	-	-	-	-	-	32,008	5,781,925
	04/07/21 (8)	-	-	-	-	-	18,170	3,282,229	-	-

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		Option Awards (1)					Stock Awards (1)
Name	Grant Date	Number of Securities Underlying Options Exercisable (#)	Number of Securities Underlying Options Unexercisable (#)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares, Units or other Rights That Have Not Vested (#)	Market Value of Shares, Units or Other Rights That Have Not Vested ($) (2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout of Unearned Shares, Units or Other Rights That Have Not Vested ($) (2)
Colin Black	02/04/17 (16)	16,042	-	-	1.76	2/4/2027	-	-	-	-
	09/25/18 (10)	41,666	8,334	-	11.13	9/25/2028	-	-	-	-
	09/25/18 (11)	-	-	-	-	-	9,375	1,693,500	-	-
	04/09/20 (5)	-	-	-	-	-	44,305	8,003,255
	04/09/20 (6)	-	-	-	-	-	68,160	12,312,422	-	-
	04/07/21 (7)	-	-	-	-	-	-	-	32,008	5,781,925
	04/07/21 (7)	-	-	-	-	-	18,170	3,282,229	-	-
Michael Carpenter	09/25/18 (10)	7,032		-	11.13	9/25/2028	-	-	-	-

(1)
Each of the outstanding equity awards was granted pursuant to our 2011 Plan or 2019 Plan.

(2)
The market values of the awards were calculated by multiplying the number of shares underlying the awards by $180.64, which was the last closing price per share of our common stock as of January 31, 2022.

(3)
The option is subject to an early exercise provision and is immediately exercisable. Shares subject to the option vest as follows: 1,055,967 shares of Class B common stock vest in 48 equal monthly installments beginning on November 1, 2018 and 351,989 shares of Class B common stock vest in 24 equal monthly installments beginning on November 1, 2022, in each case subject to continued service through the applicable vesting date. As of January 31, 2022, this award remains unvested as to 549,983 shares of Class B common stock that are subject to the option’s early exercise provision. Mr. Kurtz exercised 1,055,967 shares subject to the option, 197,994 of which remain unvested.

(4)
The RSUs vest pursuant to a time-based and performance-based vesting schedule as follows: 2,111,934 RSUs vest in 16 equal quarterly installments beginning on December 20, 2018 and 703,978 RSUs vest in eight equal quarterly installments beginning on December 20, 2022, in each case subject to continued service through the applicable vesting date, provided that none of the RSUs will vest before the earlier of (i) a change in control in which the consideration paid to holders of Company shares is either cash, publicly traded securities, or a combination thereof, or (ii) the first Company vest date (as defined in the RSU agreement).

(5)
25% of the PSUs vest on March 20, 2021, and 1/16 of the PSUs vest quarterly thereafter subject to continued service through the applicable vesting date and achievement of the applicable revenue growth performance goal for fiscal 2021. Following the end of fiscal 2021, the Compensation Committee determined that the performance goal applicable to the PSUs was achieved at 130% of target as of January 31, 2021 (which such achievement is reflected in this table).

(6)
25% of the RSUs vest on March 20, 2021, and 1/16 of the RSUs vest quarterly thereafter subject to continued service through the applicable vesting date.

(7)
One sixteenth (1/16) of the RSUs will vest quarterly on the same day of the month as the Vesting Commencement Date (and if there is no corresponding day, on the last day of the month), subject to continued service through the applicable vesting date.

(8)
25% of the PSUs vest on March 20, 2022, and 1/16 of the PSUs vest quarterly thereafter subject to continued service through the applicable vesting date and achievement of the applicable performance goal for fiscal 2022. Following the end of fiscal 2022, the Compensation Committee determined that the performance goal applicable to the PSUs was achieved at 143% of target as of January 31, 2022 (which such achievement is reflected in this table).

(9)
See above under “Executive Compensation Discussion and Analysis — 3 — Fiscal Compensation Program and Results — Multi-Year PSU Awards” for a description of the vesting terms of these PSUs.

(10)
Shares subject to the option vest in 48 equal monthly installments beginning on October 25, 2018 subject to continued service through the applicable vesting date.

(11)
25% of the RSUs vest on September 20, 2019, and 1/16 of the RSUs vest quarterly thereafter subject to continued service through the applicable vesting date, provided that none of the RSUs vest before the earlier of (i) a change in control in which the consideration paid to holders of Company shares is either cash, publicly traded securities, or a combination thereof, or (ii) the first Company vest date (as defined in the RSU agreement).

(12)
See above under “Executive Compensation Discussion and Analysis — 3 — Fiscal Compensation Program and Results — Multi-Year PSU Awards” for a description of the vesting terms of these PSUs.

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(13)
Shares subject to the option vested in 48 equal installments beginning on March 1, 2017.

(14)
Shares subject to the option vest in 48 equal installments beginning on March 1, 2018 subject to continued service through the vesting date.

(15)
25% of the RSUs vest on March 20, 2020, and 1/16 of the RSUs vest quarterly thereafter subject to continued service through the applicable vesting date.

(16)
The option is subject to an early exercise provision and is immediately exercisable. Shares subject to the option vest as follows: 25% of the award vests on December 26, 2017, and 1/48 of the award vests monthly thereafter for the following 36 months subject to continued service through the applicable vesting date. 50,000 shares subject to the option were subject to a performance condition regarding our platform adjusted gross margin percentage for the fiscal year ended January 31, 2018.

Option Exercises and Stock Vested During Fiscal 2022
The following table presents, for each of our NEOs, the shares of our common stock that were acquired upon the exercise of vested stock options and the vesting of RSUs and the related value realized during fiscal 2022.
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($) (1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (2)
George Kurtz	-	-	683,442	154,409,239
Burt Podbere	8,984	1,900,296	104,162	22,398,073
Shawn Henry	50,000	12,408,381	110,021	23,684,708
Colin Black	52,110	11,211,220	104,162	22,398,073
Michael Carpenter	409,626	100,065,883	87,142	18,887,018

(1)
Calculated by multiplying the number of corresponding shares acquired by the difference between the exercise price and the market price of the underlying common stock at the time of exercise.

(2)
Calculated by multiplying the number of corresponding shares acquired by the closing price of the common stock as reported on the Nasdaq on the vesting date (or on the last trading day prior to the vesting date if the vesting date was not a trading day).

Potential Payments Upon Termination or Change in Control
In the event of a qualifying termination of employment and/or the occurrence of a change in control of the Company, each of our NEOs are entitled to certain payments and benefits under their employment agreements, offer letters and/or their outstanding equity incentive awards. For a detailed summary of these payments and benefits, see the narrative description that follows the table below.
The table below sets forth the amounts of the payments and benefits that each NEO would have been entitled to receive upon a qualifying termination of employment by the Company and/or the occurrence of a change in control, in each case assuming the relevant event occurred on January 31, 2022. The values reflected in the table below relating to the acceleration of equity awards are based on the last closing price of our Common Stock as of January 31, 2022 ($180.64 per share) (in the case of options, minus the applicable exercise price).
In addition to the amounts set forth in the table below, upon any termination of employment, each executive would also be entitled to receive all payments generally provided to salaried employees on a non-discriminatory basis on termination, such as life insurance proceeds (for any termination caused by death), and 401(k) plan distributions. If the termination of employment is the result of the executive’s death or disability, then under the Company’s current policy, the Company will typically provide for incremental accelerated vesting of outstanding equity awards such that an additional 12 months of the participant’s awards will vest (with awards subject to performance conditions that have not yet been determined being deemed earned at target). Certain special awards, including the multi-year PSU awards granted to Mr. Kurtz and Mr. Podbere in fiscal 2022, and certain specially-targeted performance-based awards are excluded from this policy.

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Name	Benefit Description	Termination without cause by Company or for good reason by executive NOT in connection with a Change in Control ($)	Termination without cause by Company or for good reason by executive in connection with a Change in Control ($)	Change in Control without any termination event ($)
George Kurtz (1)	Cash severance	1,125,000	1,125,000	-
	Accelerated vesting of equity awards	151,662,786	346,701,666	291,925,477
	Continuation of health benefits (2)	40,794	40,794	-
Burt Podbere (3)	Cash severance	125,000	125,000	-
	Accelerated vesting of equity awards	-	1,412,696	-
Shawn Henry (4)	Cash severance	200,000	200,000	-
	Accelerated vesting of equity awards	-	1,505,075	-
Colin Black (5)	Cash severance	-	25,000	-
	Accelerated vesting of equity awards	-	1,412,696	-
Michael Carpenter (6)	N/A	-	-	-

(1)
Mr. Kurtz holds (i) 549,983 unvested stock options covering shares of our common stock, of which 197,994 shares subject to the option have been early-exercised and (ii) unvested restricted stock unit awards covering 1,403,200 shares of our common stock, in each case which were outstanding as of January 31, 2022 and accelerate pursuant to the terms of the corresponding award agreements granted to Mr. Kurtz in 2018 prior to the Company’s IPO.

(2)
Represents the monthly cost of COBRA benefits.

(3)
Mr. Podbere holds 8,334 unvested stock options covering shares of our common stock which were outstanding as of January 31, 2022 and accelerate pursuant to the terms of Mr. Podbere’s employment letter.

(4)
Mr. Henry holds 8,855 unvested stock options covering shares of our common stock which were outstanding as of January 31, 2022 and accelerate pursuant to the terms of Mr. Henry’s employment letter.

(5)
Mr. Black holds 8,334 unvested stock options covering shares of our common stock which were outstanding as of January 31, 2022 and accelerate pursuant to the terms of Mr. Black’s employment letter.

(6)
Mr. Carpenter’s employment terminated effective as of December 15, 2021.

Mr. Kurtz
Pursuant to Mr. Kurtz’s Change in Control and Severance Agreement, dated September 1, 2021 (the “Change in Control Agreement”), if Mr. Kurtz’s employment is terminated (1) by us without “cause” (as defined in the Change in Control Agreement), other than due to death or disability, or (2) by Mr. Kurtz for “good reason” (as defined in the Change in Control Agreement), and Mr. Kurtz executes a release of claims that becomes effective and irrevocable, Mr. Kurtz will be entitled to (i) a lump sum amount equal to 1.5 times his then-current base salary, (ii) a lump sum amount equal to the “applicable percentage” of the cost of 18 monthly COBRA premiums for the level of coverage that Mr. Kurtz had as of the date of termination (with the “applicable percentage” being the percentage of Mr. Kurtz’s health care premium costs covered by us as of the date of termination) (the “COBRA Payment”) and (iii) unless otherwise set forth in an award agreement, accelerated vesting of the portion of Mr. Kurtz’s then-outstanding equity awards that would have vested during the 12-month period immediately following the date of termination (with vesting in respect of any awards subject to performance conditions based on actual performance as determined by the Compensation Committee). In the event of Mr. Kurtz’s termination by us without “cause” or by Mr. Kurtz for “good reason” within the three-month period prior to or 24-month period following a change in control of the Company, Mr. Kurtz will be entitled to, subject to his execution of the release, (i) a lump sum amount equal to 1.5 times his then-current base salary, (ii) a lump sum amount equal to 1.5 times Mr. Kurtz’s annual target bonus for the bonus period during which his employment terminates, pro-rated for the number of days during such performance period during which Mr. Kurtz was employed, (iii) the COBRA Payment and (iv) unless otherwise set forth in an award agreement (including the award agreement with respect to Mr. Kurtz’s multi-year PSU award, the terms of which are described in detail above under “Multi-Year PSU Awards”), full vesting of all of Mr. Kurtz’s then-outstanding equity awards (with performance awards deemed earned at target).
In addition, pursuant to the existing terms of outstanding options and RSUs granted to Mr. Kurtz in 2018 prior to the Company’s initial public offering, such unvested options and RSUs will become fully vested in the event of a qualifying change in control of the Company.
Mr. Podbere
Pursuant to Mr. Podbere’s employment letter dated as of August 10, 2015, if Mr. Podbere is terminated without “cause” (as defined in his employment letter) or he terminates his employment for “good reason” (as defined in his employment letter), Mr. Podbere will be entitled to

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receive three months’ base salary as severance and, if the termination occurs within 12 months after a change in control of the Company, Mr. Podbere will also receive full vesting of his unvested options, in each case subject to his execution and non-revocation of a release of claims.
Mr. Henry
Pursuant to Mr. Henry’s employment letter dated as of March 4, 2012, if Mr. Henry is terminated without cause or he terminates his employment for good reason, Mr. Henry will be entitled to receive four months’ base salary as severance and, if the termination occurs within 12 months after a change in control, Mr. Henry will also be entitled to receive full vesting of his unvested options, in each case subject to his execution and non-revocation of a release of claims.
Mr. Black
Pursuant to Mr. Black’s employment letter dated as of October 3, 2015, if Mr. Black is terminated without cause or he terminates his employment for good reason, in each case within 12 months after a change in control of the Company, Mr. Black will be entitled to receive three months’ base salary as severance and full vesting of his unvested options, in each case subject to his execution and non-revocation of a release of claims.

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Equity Compensation Plan Information
This table provides certain information with respect to all of our equity compensation plans as of January 31, 2022.
Plan Category	Number of securities to be issued upon exercise of outstanding options and rights (#) (a)	Weighted average exercise price of outstanding options and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a) (#) (c)
Equity compensation plans approved by stockholders (1)	11,824,247 (2)	$2.83 (3)	14,185,389 (4)(5)
Equity compensation plans NOT approved by stockholders	-	0.00	-
Total	11,824,247	$2.83	14,185,389

(1)
Includes our 2011 Plan and our 2019 Plan. Our 2011 Plan was terminated on June 10, 2019 in connection with our IPO. The amount in column (c) includes shares of Class A common stock issuable under our ESPP.

(2)
Includes 11,824,247 shares of Class A common stock subject to options, RSUs and PSUs outstanding as of January 31, 2022 that were issued under the 2011 Plan and the 2019 Plan. This amount does not include any shares of Class A common stock issuable under our ESPP.

(3)
RSUs and PSUs, which do not have an exercise price, are excluded in the calculation of weighted-average exercise price.

(4)
As of January 31, 2022, an aggregate of 8,681,077 shares of Class A common stock were available for issuance under our 2019 Plan. The number of shares available for issuance under our 2019 Plan will also include an annual increase on the first day of each fiscal year, equal to the lesser of: two percent (2%) of the outstanding shares of our capital stock as of the last day of the immediately preceding fiscal year; or such other amount as our board of directors may determine.

(5)
As of January 31, 2022, an aggregate of 5,504,312 shares of Class A common stock were available for issuance under our ESPP. As of January 31, 2022, the number of shares available for issuance under our ESPP will also include an annual increase on the first day of each fiscal year, equal to the lesser of: one percent (1%) of the outstanding shares of our capital stock as of the last day of the immediately preceding fiscal year; or such other amount as our board of directors may determine.

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Security Ownership of Certain Beneficial Owners and Management
The following table sets forth certain information with respect to the beneficial ownership of our capital stock as of April 18, 2022 for:
•
each person, or group of affiliated persons, who beneficially owned more than 5% of our Class A or Class B common stock;

•
each of our named executive officers;

•
each of our directors; and

•
all of our executive officers and directors as a group.

We have determined beneficial ownership in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Except as indicated by the footnotes below, we believe, based on information furnished to us, that the persons and entities named in the table below have sole voting and sole investment power with respect to all shares of Class B common stock that they beneficially owned, subject to applicable community property laws. As of April 18, 2022, 213,078,943 shares of our Class A common stock and 18,912,827 shares of our Class B common stock were outstanding.
Unless otherwise indicated, the address of each beneficial owner listed in the table below is c/o CrowdStrike Holdings, Inc., 206 E. 9th Street, Suite 1400, Austin, Texas 78701.
	Beneficial Ownership (1)
Name of Beneficial Owner	Number of Class A Shares	Percent of Class A Shares	Number of Class B Shares	Percent of Class B Shares	Percent of Total Voting Power
Greater than 5% Stockholders:
Entities affiliated with Accel(2)	650,000	*	5,350,000	28.29%	13.46%
Blackrock, Inc.(3)	13,795,872	6.47%	—	—	3.43%
The Vanguard Group(4)	12,303,287	5.77%	—	—	3.06%
Named Executive Officers and Directors:		*
George Kurtz(5)	1,359,273	*	12,360,478	64.16%	30.80%
Colin Black**(6)	50,920	*	61,875	*	*
Burt W. Podbere(7)	113,578	*	235,859	1.25%	*
Shawn Henry(8)	39,892	*	5,729	*	*
Michael Carpenter**(9)	16,289	*	—	*	*
Roxanne S. Austin(10)	26,754	*	104,063	*	*
Cary J. Davis(11)	24,482	*	—	*	*
Sameer K. Gandhi(12)	928,138	*	—	*	*
Denis O’Leary(13)	35,885	*	92,629	*	*
Laura J. Schumacher	2,005	*	—	*	*
Godfrey R. Sullivan(14)	21,785	*	280,000	1.48%	*
Gerhard Watzinger(15)	24,322	*	170,000	*	*
All directors, director nominees and executive officers as a group (10 persons)(16)	2,576,114	1.21%	13,248,758	68.33%	33.19%

* Less than one percent
** Former executive officer
(1)
This table is based upon information supplied by officers, directors and principal stockholders and Schedules 13D and 13G filed with the SEC unless otherwise indicated.

(2)
Consists of (i) 620,360 shares of Class A common stock and 3,388,119 shares of Class B common stock held of record by Accel Leaders Fund L.P. (“ALF”). Accel Leaders Fund Associates L.L.C. (“ALFA”), is the General Partner of ALF and has sole voting and investment power; (ii) 1,525,679 shares of Class B common stock held of record by Accel Growth Fund II L.P. (“AGF2”). Accel Growth Fund II Associates L.L.C. (“AGF2A”) is the General Partner

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of the AGF2 Funds and has sole voting and investment power; (iii) 110,521 shares of Class B common stock held of record by Accel Growth Fund II Strategic Partners L.P. (“AGF2SP”). AGF2A is the General Partner of the AGF2SP Funds and may have sole voting and investment power; (iv) 163,800 shares of Class B common stock held of record by Accel Growth Fund Investors 2013 L.L.C. (“AGFI13”); and (v) 29,640 shares of Class A common stock and 161,881 shares of Class B common stock held of record by Accel Leaders Fund Investors 2016 L.L.C. (“ALFI16”). Andrew G. Braccia, Sameer K. Gandhi, a member of our board of directors, Ping Li, Tracy L. Sedlock, Ryan J. Sweeney and Richard P. Wong are the Managing Members of ALFA, AGF2A, AGFl13 and ALFl16, and share such powers. The business address for each of these entities and individuals is c/o Accel, 500 University Avenue, Palo Alto, CA 94301.
(3)
Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 1, 2022, reporting sole power to vote 12,405,321 shares and sole power to dispose of 13,795,872 shares as of December 31, 2021. The address of BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055.

(4)
Number of shares based solely on information reported on Schedule 13G filed with the SEC on February 9, 2022, reporting sole power to dispose of 11,872,547 shares as of December 31, 2021. The address of The Vanguard Group is 100 Vanguard Blvd., Malvern, PA 19355.

(5)
Consists of (i) 1,359,273 shares of Class A common stock held of record by Mr. Kurtz, (ii) 877,576 shares of Class B common stock held of record by Mr. Kurtz, (iii) 351,989 shares subject to options exercisable for Class B common stock within 60 days of April 18, 2022, of which none would be fully vested as of such date, (iv) 7,488,837 shares of Class B common stock held of record by the Kurtz 2009 Spendthrift Trust, dated 4/2/2009, for which Mr. Kurtz serves as trustee, (v) 1,771,038 shares of Class B common stock held of record by the Allegra Kurtz Irrevocable Gift Trust dated December 14, 2011, for which Mr. Kurtz serves as trustee, (vi) 1,771,038 shares of Class B common stock held of record by the Alexander Kurtz Irrevocable Gift Trust dated December 14, 2011, for which Mr. Kurtz serves as trustee, and (vii) 100,000 shares of Class B common stock held of record by the Kurtz Family Dynasty Trust, for which Mr. Kurtz serves as investment advisor.

(6)
Consists of (i) 50,920 shares of Class A common stock held of record by Mr. Black and (ii) 61,875 shares subject to options exercisable for shares of Class B common stock within 60 days of April 18, 2022.

(7)
Consists of (i) 27,978 shares of Class A common stock held of record by Mr. Podbere, (ii) 42,800 shares of Class A common stock held by Doris Trust, (iii) 42,800 shares of Class A common stock held by Buttonwillow Trust, (iv) 36,303 shares of Class B common stock held of record by Ranelagh Trust, for which Mr. Podbere is the trustee, (v) 50,000 shares of Class B common stock held of record by Burt Podbere Grantor Retained Annuity Trust, for which Mr. Podbere is the trustee, (vi) 8,800 shares of Class B common stock held of record by 2021 Burt Podbere Grantor Retained Annuity Trust, (vii) 45,000 shares of Class B common stock held of record by The PericlesPod Trust, (viii) 25,000 shares of Class B common stock held of record by The PersephonePod Trust, (ix) 10,000 shares of Class B common stock held of record by The PerseusPod Trust, (x) 45,000 shares of Class B common stock held of record by The PlutoPod Trust, and (xi) 15,756 shares subject to options exercisable for shares of Class B common stock within 60 days of April 18, 2022.

(8)
Consists of (i) 39,892 shares of Class A common stock held of record by Mr. Henry and (ii) 5,729 shares subject to options exercisable for shares of Class B common stock within 60 days of April 18, 2022.

(9)
Reflects Mr. Carpenter’s holdings to the best of the Company’s knowledge as of December 15, 2021, the date on which Mr. Carpenter’s employment with the Company concluded. Mr. Carpenter’s holdings as of April 18, 2022 may differ from this amount.

(10)
Consists of (i) 26,754 shares of Class A common stock held of record by Ms. Austin and (ii) 104,063 shares subject to options exercisable for shares of Class B common stock within 60 days of April 18, 2022.

(11)
Consists of (i) 13,338 shares of Class A common stock held of record by Mr. Davis, (ii) 9,199 shares of Class A common stock held of record by The 2011 Davis Family Trust, and (iii) 1,945 shares of Class A common stock held of record by The 2014 John McGinn GST Trust. The address for Mr. Davis is 450 Lexington Avenue, New York, New York 10017.

(12)
Consists of (i) 1,785 shares of Class A common stock held of record by Mr. Gandhi, (ii) 859,315 shares of Class A common stock held of record by Potomac Investments LP- FUND 1, (ii) 38,000 shares of Class A common stock held of record by The Potomac 2011 Irrevocable Trust, and (iii) 29,038 shares of Class A common stock held of record by The Potomac Trust Dated 9/21/2011.

(13)
Consists of (i) 1,785 shares of Class A common stock held of record by Mr. O’Leary, (ii) 34,100 shares of Class A common stock held of record by O’Leary Charitable Remainder Trust U/A DTD 12/08/20, (iii) 9,629 shares of Class B common stock held of record by Mr. O’Leary, (iv) 46,000 shares of Class B common stock held of record by O’Leary 2022 Charitable Remainder Trust DTD 3/15/22, and (v) 37,000 shares of Class B common stock held of record by Denis O’Leary 2022 GRAT DTD 3/15/22.

(14)
Consists of (i) 21,785 shares of Class A common stock held of record by Mr. Sullivan and (ii) 280,000 shares of Class B common stock held of record by Mr. Sullivan.

(15)
Consists of (i) 1,785 shares of Class A common stock held of record by Mr. Watzinger, (ii) 22,537 shares of Class A common stock held of record by Clavius Capital LLC, (iii) 100,000 shares of Class B common stock held of record by Clavius AP LLC, and (iv) 70,000 shares of Class B common stock held of record by Clavius Capital LLC, for which Mr. Watzinger has sole voting and dispositive power.

(16)
Consists of (i) 2,576,114 shares of Class A common stock beneficially owned by our executive officers and directors, (ii) 12,771,221 shares of Class B common stock beneficially owned by our executive officers and directors, 131,996 of which may be repurchased by us at the original exercise price as of April 18, 2022 and (iii) 477,537 shares subject to options exercisable for shares of Class B common stock within 60 days of April 18, 2022, of which 94,792 shares would be fully vested within 60 days of April 18, 2022. Excludes Mr. Black, who ceased being an executive officer on October 1, 2021, and Mr. Carpenter, who ceased being an executive officer on December 15, 2021.

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Delinquent Section 16(a) Reports
Section 16(a) of the Exchange Act requires the Company’s directors and executive officers, and persons who own more than ten percent of a registered class of the Company’s equity securities, to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.
To the Company’s knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, during fiscal year 2022, all Section 16(a) filing requirements applicable to its officers, directors and greater than ten percent beneficial owners were complied with, except that two Form 4 reports were filed late for Mr. Kurtz and Mr. Watzinger with respect to separate transactions due to administrative errors. Each of these transactions is exempt from the short-swing profit recovery provisions of Section 16 of the Exchange Act. None involved a change to the reporting person’s effective beneficial ownership of our Class A common stock, taking into account rights to convert and acquire upon option exercise.
Legal Proceedings
There are no material proceedings to which any director, officer or affiliate of the Company, any owner of record or beneficially of more than 5% of any class of voting securities of the Company, any associate of any such director, officer, affiliate of the Company, or security holder is a party adverse to the Company or any of its subsidiaries or has a material interest adverse to the Company or any of its subsidiaries.
Transactions with Related Parties and Indemnification
Policies and Procedures for Related Party Transactions
In 2019 we adopted the CrowdStrike Related Party Transaction Policy providing that our executive officers, directors, nominees for election as directors, persons known to us to be beneficial owners of more than 5% of any class of our voting securities and any member of the immediate family of any of the foregoing persons (each a “Related Person”), are not permitted to enter into a related-party transaction with us without the consent or ratification of our Board, Audit Committee, or a comparable body of the Board consisting solely of independent directors, subject to the exceptions described below. A “Related Person Transaction” means any financial transaction, arrangement or relationship or any series of similar transactions, arrangements or relationships (including indebtedness and guarantees of indebtedness and transactions involving employment and similar relationships) involving the Company in which a Related Person has or will have a direct or indirect material interest, as determined by the Audit Committee.
Subject to certain exceptions, the Chief Financial Officer or the General Counsel presents any new Related Person Transactions, and proposed transactions involving Related Persons, to the Audit Committee at its next occurring regular meeting. In approving or rejecting any such proposal, the Audit Committee considers the relevant facts and circumstances, including the commercial reasonableness of the transaction’s terms, its business purpose, whether the Transaction will impair the independence of a non-employee director under Nasdaq and SEC standards, the materiality and character of the related person’s interest, and the related person’s actual or apparent conflict of interest. Certain transactions do not require approval, including certain employment arrangements of executive officers, director compensation, transactions involving the purchase or sale of products or services in the ordinary course of business not exceeding $120,000; transactions in which the related party’s interest derives solely from his or her service as a director of another corporation that is party to the transaction; transactions in which the related party’s interest derives solely from his or her ownership of less than 10% of the equity interest in another person, which is a party to the transaction; and, transactions where a related party’s interest arises solely from the ownership of our equity securities and all holders of that class of our equity securities received the same benefit on a pro rata basis.

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Certain Related Party Transactions
The following is a description of each transaction since February 1, 2021, in which:
•
we have been a participant;

•
the amount involved exceeded or will exceed $120,000; and

•
any of our directors, executive officers or holders of more than 5% of our outstanding capital stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities, had or will have a direct or indirect material interest.

Amended and Restated Registration Rights Agreement
We are party to an amended and restated registration rights agreement (“RRA”), with certain holders of our capital stock, including entities affiliated with Accel, which holds 5% or more of our capital stock, Denis J. O’Leary and an entity affiliated with Gerhard Watzinger, who are each directors, and entities affiliated with George Kurtz, who is a director and an executive officer and is affiliated with entities holding 5% or more of our capital stock, which provides, among other things, that such stockholders have the right to demand that we file a registration statement or request that their shares of our capital stock be covered by a registration statement that we are otherwise filing.
Falcon Fund
In July 2019, we agreed to commit up to $10.0 million to a newly formed entity, CrowdStrike Falcon Fund LLC (“Falcon Fund”), in exchange for 50% of the sharing percentage of any distribution by Falcon Fund. Additionally, entities associated with Accel, a holder of more than 5% of our capital stock, also agreed to commit up to $10.0 million to Falcon Fund and collectively own the remaining 50% of the sharing percentage of Falcon Fund. Falcon Fund is in the business of purchasing, selling, investing and trading in minority equity and convertible debt securities of privately-held companies that develop applications that have potential for substantial contribution to CrowdStrike and its platform. Falcon Fund has a duration of ten years which may be extended for three additional years. At dissolution, Falcon Fund will be liquidated, and the remaining assets will be distributed to the investors based on their sharing percentage. Since February 1, 2021, we made contributions to Falcon Fund totaling approximately $8.5 million.
Falcon Fund II
In December 2021, we agreed to commit up to $50.0 million to a newly formed entity, CrowdStrike Falcon Fund II LLC (“Falcon Fund II”), in exchange for 50% of the sharing percentage of any distribution by Falcon Fund. Additionally, entities associated with Accel, a holder of more than 5% of our capital stock, also agreed to commit up to $50.0 million to Falcon Fund II and collectively own the remaining 50% of the sharing percentage of Falcon Fund II. Falcon Fund II is in the business of purchasing, selling, investing and trading in minority equity and convertible debt securities of privately-held companies that develop applications that have potential for substantial contribution to CrowdStrike and its platform. Falcon Fund II has a duration of ten years which may be extended for three additional years. At dissolution, Falcon Fund II will be liquidated, and the remaining assets will be distributed to the investors based on their sharing percentage. Since its formation in December 2021, we made contributions to Falcon Fund II totaling approximately $1.1 million.
Aircraft Lease
Mr. Kurtz beneficially owns an aircraft through a limited liability company (the “LLC”). We lease the aircraft on a non-exclusive basis from the LLC for business related travel. The lease has no required minimum usage by us and may be terminated on 30 days’ prior written notice. The Audit Committee reviewed and approved the lease terms based on a third-party appraisal and competitive analysis of comparable chartered aircraft rates. Since July 22, 2021, the date we entered the lease, to January 31, 2022, we paid an aggregate of $560,700 to the LLC for use of the aircraft under the lease agreement.
Other than as described above, since February 1, 2021, we have not entered into any transactions, nor are there any currently proposed transactions, between us and a related party where the amount involved exceeds, or would exceed, $120,000, and in which any related person had or will have a direct or indirect material interest. We believe the terms of the transactions described above were comparable to terms we could have obtained in arm’s-length dealings with unrelated third parties.

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Limitation of Liability and Indemnification Matters
Our amended and restated certificate of incorporation provides that we will indemnify our directors and officers and may indemnify our employees and other agents, to the fullest extent permitted by the Delaware General Corporation Law, which prohibits our amended and restated certificate of incorporation from limiting the liability of our directors for the following:
•
any breach of the director’s duty of loyalty to us or to our stockholders;

•
acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law;

•
unlawful payment of dividends or unlawful stock repurchases or redemptions; and

•
any transaction from which the director derived an improper personal benefit.

If Delaware law is amended to authorize corporate action further eliminating or limiting the personal liability of a director, then the liability of our directors will be eliminated or limited to the fullest extent permitted by Delaware law, as so amended. Our amended and restated certificate of incorporation does not eliminate a director’s duty of care and in appropriate circumstances, equitable remedies, such as injunctive or other forms of non-monetary relief, remain available under Delaware law. This provision also does not affect a director’s responsibilities under any other laws, such as the federal securities laws or other state or federal laws.
In addition to the indemnification required in our amended and restated certificate of incorporation, we have entered into and expect to continue to enter into agreements to indemnify each of our current directors, officers and some employees, that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law. With specified exceptions, these agreements provide indemnification for certain expenses and liabilities incurred in connection with any action, suit, proceeding or alternative dispute resolution mechanism, or hearing, inquiry or investigation that may lead to the foregoing, to which they are a party, or are threatened to be made a party, by reason of the fact that they are or were a director, officer, employee, agent or fiduciary of our company, or any of our subsidiaries, by reason of any action or inaction by them while serving as an officer, director, agent, or fiduciary, or by reason of the fact that they were serving at our request as a director, officer, employee, agent or fiduciary of another entity. In the case of an action or proceeding by, or in the right of, our company or any of our subsidiaries, no indemnification will be provided for any claim where a court determines that the indemnified party is prohibited from receiving indemnification. Certain of our non-employee directors may, through their relationships with their employers, be insured and/or indemnified against certain liabilities incurred in their capacity as members of our Board. Our directors who are affiliated with venture capital firms also have certain rights of indemnification provided by their venture capital funds and the affiliates of those funds, together referred to as the Fund Indemnitors. We have agreed to reimburse the Fund Indemnitors for advancements they made to their affiliated directors for matters that such directors are entitled to indemnification from us. We believe that these bylaw provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.
The limitation of liability and indemnification provisions in our amended and restated certificate of incorporation may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duties. They may also reduce the likelihood of derivative litigation against directors and officers, even though an action, if successful, might benefit us and our stockholders. A stockholder’s investment may be harmed to the extent we pay the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. Insofar as we may provide indemnification for liabilities arising under the Securities Act to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. There is no pending litigation or proceeding naming any of our directors or officers as to which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director or officer.
We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and executive officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or executive officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these directors and executive officers pursuant to our indemnification obligations or otherwise as a matter of law.
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

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Householding of Proxy Materials
To reduce costs and reduce the environmental impact of our Annual Meeting, we have adopted a procedure approved by the SEC known as “householding,” which is available to both registered stockholders and beneficial owners of shares held in street name. Householding allows multiple stockholders having the same last name and residing at the same address the convenience of receiving a single copy of our Notice of Internet Availability and other proxy materials addressed to those stockholders unless we have received contrary instructions from one or more of the stockholders. Stockholders participating in householding will continue to be able to access and receive separate proxy cards.
Registered Stockholders
If you are a registered stockholder and would like to enroll in this service or withdraw from this service, please contact Broadridge Financial Solutions, Inc. by calling 1-866-540-7095, or in writing at 51 Mercedes Way, Edgewood, New York 11717, Attention: Householding Department, or our investor relations team at investors@crowdstrike.com. Your consent will be perpetual unless you revoke it. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice.
Street Name Holders
Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

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Questions and Answers about these Proxy Materials and Voting
Why did I receive a notice regarding the availability of proxy materials on the internet?
Pursuant to rules adopted by the SEC, we have elected to provide access to our proxy materials over the Internet. Accordingly, we have sent you a Notice of Internet Availability of Proxy Materials (the “Notice”) because the Board is soliciting your proxy to vote at the Annual Meeting, including at any adjournments or postponements of the meeting. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the internet or to request a printed copy may be found in the Notice.
We provided some of our stockholders, including stockholders who have previously requested to receive paper copies of the proxy materials and some of our stockholders who are participants in our benefit plans, with paper copies of the proxy materials instead of the Notice. If you received paper copies of the proxy materials, we encourage you to help us save money and reduce the environmental impact of delivering paper proxy materials to stockholders by signing up to receive all of your future proxy materials electronically.
Will I receive any other proxy materials by mail?
We may send you a proxy card, along with a second Notice, on or after May 6, 2022.
What proxy materials are available on the internet?
The 2022 Proxy Statement and 2022 Annual Report on Form 10-K are available at www.proxyvote.com.
How do I attend the Annual Meeting?
This year’s Annual Meeting will be held entirely online via audio webcast. You may attend, vote and ask questions at the Annual Meeting by following the instructions provided on the Notice to log in to www.virtualshareholdermeeting.com/CRWD2022. Log in using the control number found on your Notice or proxy card. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, follow the instructions on your Notice or voting instruction form from your broker or bank.
The webcast of the Annual Meeting will begin promptly at 9:00 a.m. Pacific Time. We encourage you to access the meeting prior to the start time. You may begin to log in to the meeting platform at 8:45 a.m. Pacific Time, and you should allow reasonable time for log in procedures.
Who can vote at the Annual Meeting?
Holders of our Class A common stock and Class B common stock as of the close of business on May 2, 2022, the record date for the Annual Meeting, may vote at the Annual Meeting. As of the record date, there were 213,355,830 shares of our Class A common stock outstanding and 18,662,827 shares of our Class B common stock outstanding. Our Class A common stock and Class B common stock will vote as a single class on all matters described in this proxy statement for which your vote is being solicited. Stockholders are not permitted to cumulate votes. Each share of Class A common stock is entitled to one vote on each matter to be voted upon and each share of Class B common stock is entitled to 10 votes on each matter to be voted upon. Our Class A common stock and Class B common stock are collectively referred to in this proxy statement as our “common stock.”
How do I vote?
The procedures for voting depend on whether your shares are registered in your name or are held by a bank, broker or other nominee:
Stockholder of Record: Shares Registered in Your Name
If on May 2, 2022 your shares were registered directly in your name with CrowdStrike’s transfer agent, American Stock Transfer & Trust Company, LLC, then you are a stockholder of record. If you are a stockholder of record, you may vote your shares at the Annual Meeting by following the instructions provided on the Notice or proxy card to log in to www.virtualshareholdermeeting.com/CRWD2022. You will be asked to provide the control number from your Notice or proxy card. Whether or not you plan to attend the Annual Meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend and vote at the Annual Meeting even if you have already voted by proxy.

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If you are a stockholder of record, you may vote by proxy over the telephone, vote by proxy through the Internet or vote by proxy using a proxy card that you may request or that we may elect to deliver at a later time:
•
To vote over the telephone, dial toll-free 1-800-690-6903 using a touch-tone phone and follow the recorded instructions. You will be asked to provide the control number from the Notice or proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 28, 2022 to be counted.

•
To vote through the Internet, go to www.proxyvote.com to complete an electronic proxy card. You will be asked to provide the control number from your Notice or proxy card. Your vote must be received by 11:59 p.m. Eastern Time on June 28, 2022 to be counted.

•
To vote using the printed proxy card that may be delivered to you, simply complete, sign and date the proxy card and return it promptly in the envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you instruct. If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received a Notice or voting instruction form containing voting instructions from that organization rather than from us. Simply follow the voting instructions in the Notice to ensure that your vote is counted.

Beneficial Owner: Shares Registered in the Name of a Broker or Bank
If on May 2, 2022 your shares were held, not in your name, but rather in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice is being forwarded to you by that organization. The organization holding your account is the stockholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent regarding how to vote the shares in your account. You are also invited to attend the Annual Meeting.
We are holding the Annual Meeting online and providing internet voting to provide expanded access and to allow you to vote your shares online, with procedures designed to ensure the authenticity and correctness of your voting instructions. However, please be aware that you must bear any costs associated with your internet access, such as usage charges from internet access providers and telephone companies.
What am I voting on and what is the Board’s voting recommendation?
Proposal		Board Recommendation
1.	Elect nominees Cary J. Davis, George Kurtz and Laura J. Schumacher to the Board of Directors to hold office until the 2025 Annual Meeting of Stockholders.	FOR all nominees
2.	Ratify the selection of PricewaterhouseCoopers LLP as CrowdStrike’s independent registered public accounting firm for its fiscal year ending January 31, 2023.	FOR
What if another matter is properly brought before the meeting?
The Board knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on those matters in accordance with their best judgment.
How many votes do I have?
Stockholders of Record: Shares Registered in Your Name
Each share of Class A common stock is entitled to one vote on each matter to be voted upon and each share of Class B common stock is entitled to 10 votes on each matter to be voted upon. Stockholders are not permitted to cumulate votes.
What happens if I do not vote?
Stockholder of Record: Shares Registered in Your Name
If you are a stockholder of record and do not vote by completing your proxy card, by telephone, through the internet or online at the Annual Meeting, your shares will not be voted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If you are a beneficial owner of shares registered in the name of your broker, bank or other nominee, and you do not provide the broker or other nominee that holds your shares with voting instructions, the broker or other nominee will determine if it has the discretionary authority to vote on the particular matter.

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What if I return a proxy card or otherwise vote but do not make specific choices?
If you return a signed and dated proxy card or otherwise vote without marking voting selections, your shares will be voted, as applicable, “FOR” the election of each of the three nominees for director and “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for our fiscal year ending January 31, 2023. If any other matter is properly presented at the meeting, your proxyholder (one of the individuals named on your proxy card) will vote your shares using his or her best judgment.
Who is paying for this proxy solicitation?
We will pay for the entire cost of soliciting proxies. In addition to these proxy materials, our directors and employees may also solicit proxies online, by telephone, or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may also reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.
What does it mean if I receive more than one Notice?
If you receive more than one Notice, your shares may be registered in more than one name or in different accounts. Please follow the voting instructions on the Notices to ensure that all of your shares are voted.
Can I change my vote after submitting my proxy?
Stockholder of Record: Shares Registered in Your Name
Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of the following ways:
•
You may submit another properly completed proxy card with a later date.

•
You may grant a subsequent proxy by telephone or through the internet.

•
You may send a written notice that you are revoking your proxy to the attention of General Counsel — Proxy at CrowdStrike Holdings, Inc., 206 E. 9th Street, Suite 1400, Austin, Texas 78701.

•
You may attend the Annual Meeting and vote online. Simply attending the meeting will not, by itself, revoke your proxy.

Your most current proxy card or telephone or internet proxy is the one that is counted.
Beneficial Owner: Shares Registered in the Name of Broker or Bank
If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.
When are stockholder proposals and director nominations due for inclusion in our proxy statement for next year’s annual meeting?
Stockholders wishing to present proposals for inclusion in our proxy statement for the 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Exchange Act, must submit their proposals so that they are received by us at our principal executive offices no later than January 6, 2023.
When are stockholder proposals and director nominations due for next year’s annual meeting?
With respect to proposals and nominations not to be included in our proxy statement pursuant to Rule 14a-8 of the Exchange Act, our Bylaws provide that your proposal must be submitted in writing between January 30, 2023 and March 1, 2023 to the attention of General Counsel — Proxy at CrowdStrike Holdings, Inc., 206 E. 9th Street, Suite 1400, Austin, Texas 78701 and comply with the requirements in our Bylaws and all applicable requirements of Rule 14a-8 promulgated under the Exchange Act, provided, however, that if our 2023 Annual Meeting of Stockholders is held before May 30, 2023 or after September 7, 2023, then the proposal must be received by the Company no earlier than 120 days prior to such annual meeting and no later than the later of (i) 70 days prior to the date of such meeting or (ii) the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. You are advised to review our Bylaws, which contain additional requirements about advance notice of stockholder proposals and director nominations.
How are votes counted?
Votes will be counted by the inspector of election appointed for the meeting, who will separately count, for the proposal to elect directors, votes “FOR” and “WITHHOLD”; and, with respect to the proposal to ratify the selection of PricewaterhouseCoopers LLP, votes “FOR”, “AGAINST”, and abstentions.

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Abstentions: Our Bylaws provide that a stockholder action (other than the election of directors as described below) shall be decided by the vote of the holders of a majority of the total number of votes of the Company’s capital stock cast on the matter and that abstentions and broker non-votes are not treated as votes cast.
Broker Non-votes: A broker non-vote occurs when a nominee, such as a broker or bank, holding shares for a beneficial owner does not vote on a proposal because the nominee does not have discretionary authority to vote with respect to that proposal and has not received instructions with respect to that proposal from the beneficial owner. In the event that a broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority to vote certain shares on a particular proposal, then those shares will be treated as broker non-votes with respect to that proposal. Proposal 1 is considered a non-routine matter and thus, if you do not instruct your broker how to vote for such proposal, your broker may not vote with respect to such proposal. Proposal 2 is considered a routine matter and accordingly, if you do not instruct your broker or other nominee on how to vote the shares in your account for Proposal 2, brokers will be permitted to exercise their discretionary authority to vote on that proposal. Accordingly, if you own shares through a nominee, such as a broker or bank, please be sure to instruct your nominee how to vote to ensure that your vote is counted on all the proposals.
Abstentions and broker non-votes will be treated as shares present for the purpose of determining the presence of a quorum for the transaction of business at the Annual Meeting. Broker non-votes will not be counted for purposes of determining the number of shares present online during the meeting or represented by proxy and entitled to vote with respect to a particular proposal. Thus, a broker non-vote will not affect the outcome of the vote on Proposal 1.
What are “broker non-votes”?
As discussed above, when a beneficial owner of shares held in “street name” does not give instructions to the broker or nominee holding the shares as to how to vote on matters deemed to be “non-routine,” the broker or nominee cannot vote the shares with respect to such matters. These unvoted shares are considered “broker non-votes” with respect to such matters.
How many votes are needed to approve each proposal?
•
Proposal No. 1: The election of the Class III directors requires a plurality of the votes of the shares of capital our stock present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Plurality means that the three nominees who receive the most “FOR” votes will be elected. You may vote “FOR” all nominees, “WITHHOLD” your vote as to all nominees or (iii) vote “FOR” all nominees except for those specific nominees from whom you “WITHHOLD” your vote.

•
Proposal No. 2: The ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023, requires the affirmative “FOR” vote of a majority of the votes cast to be approved.

The following table summarizes the voting options, requirements, the effect of abstentions and the effect of broker non-votes for each proposal.
Proposal	Voting Options	Vote Required to Adopt the Proposal	Effect of Abstentions	Effect of “Broker Non-Votes”
1. Election of the Class III director nominees Cary J. Davis, George Kurtz and Laura J. Schumacher	For or withhold on each nominee.	The three nominees who receive the most “FOR” votes will be elected.	N/A.	No effect. No broker discretion to vote.
2. Ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending January 31, 2023	For, against, or abstain.	The affirmative “FOR” vote of a majority of the votes cast on the matter is required to ratify the selection of PricewaterhouseCoopers LLP.	No effect.	N/A. Brokers have discretion to vote.
What is the quorum requirement?
A quorum of stockholders is necessary to hold a valid meeting. A quorum will be present if stockholders holding at least a majority of the total voting power of all outstanding shares of the Company generally entitled to vote are present online at the meeting, by remote

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communication, if applicable, or represented by proxy. Each share of Class A common stock is entitled to one vote on each matter to be voted upon and each share of Class B common stock is entitled to ten votes on each matter to be voted upon. On the record date, there were 213,355,830 shares of Class A common stock outstanding and entitled to vote, representing 53.3% of total voting power, and 18,662,827 shares of Class B common stock outstanding and entitled to vote, representing 46.7% of total voting power.
Your shares will be counted towards the quorum if you submit a valid proxy (or one is submitted on your behalf by your broker, bank or other nominee) or if you vote by telephone, online or at the meeting. Abstentions and broker non-votes will be counted towards the quorum requirement. If there is no quorum, the meeting’s chairperson or holders of a majority in voting interest of the stockholders represented at the meeting (present in person or represented by proxy) may adjourn the meeting to another date.
How can I find out the results of the voting at the Annual Meeting?
Final voting results will be published in a Current Report on Form 8-K that we expect to file within four business days after the Annual Meeting.
Other Matters
The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.
By Order of the Board of Directors

George Kurtz President, Chief Executive Officer and Director
May 6, 2022
A copy of the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2022 as filed with the Securities and Exchange Commission is available without charge upon written request to: General Counsel — Proxy, CrowdStrike Holdings, Inc., 206 E. 9th Street, Suite 1400, Austin, Texas 78701.

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APPENDIX A
Non-GAAP Financial Measures
This proxy statement contains information regarding two non-GAAP financial measures: non-GAAP income from operations and non-GAAP net income per share, each of which are not calculated in accordance with GAAP.
We believe that these non-GAAP financial measures are appropriate to enhance an overall understanding of our fiscal 2022 performance in relation to the principal elements of CrowdStrike’s annual executive compensation program considered by the Compensation Committee, as described in the “Executive Compensation Discussion and Analysis” section of this proxy statement.
However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool, and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures and not rely on any single financial measure to evaluate our business. Management encourages stockholders and others to review CrowdStrike’s financial information in its entirety and not rely on a single financial measure.
Non-GAAP Income from Operations
We define non-GAAP income from operations as GAAP loss from operations excluding stock-based compensation expense, amortization of acquired intangible assets, including purchased patents, acquisition-related expenses and legal reserve and settlement charges or benefits. We believe non-GAAP income from operations provides our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as this metric generally eliminates the effects of certain variables unrelated to our overall operating performance.
The following table presents a reconciliation of our non-GAAP income from operations to our GAAP loss from operations as of the period presented (in thousands):
	Year Ended January 31,
	2022	2021
GAAP loss from operations	$(142,548)	$(92,529)
Add: Stock-based compensation expense	309,952	149,675
Add: Amortization of acquired intangible assets	12,902	1,448
Add: Acquisition-related expenses	6,369	3,758
Add: Legal reserve and settlement charges	9,500	—
Non-GAAP income from operations	$196,175	$62,352
Non-GAAP Net Income Per Share Attributable to CrowdStrike Common Stockholders, Diluted
We define non-GAAP net income per share attributable to CrowdStrike common stockholders, as non-GAAP net income attributable to CrowdStrike divided by the weighted-average shares outstanding, which includes the dilutive effect of potentially diluted common stock equivalents outstanding during the period. We may periodically incur charges or receive payments in connection with litigation settlements. We exclude these charges and payments received from non-GAAP net income attributable to CrowdStrike when associated with a significant settlement because we do not believe they are reflective of ongoing business and operating results.

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The following table presents a reconciliation of non-GAAP diluted net income per share attributable to CrowdStrike common stockholders to GAAP diluted net loss per share attributable to CrowdStrike common stockholders (in thousands, except for per share amounts):
	Year Ended January 31,
	2022	2021
GAAP net loss attributable to CrowdStrike	$(234,802)	$(92,629)
Add:
Stock-based compensation expense	309,952	149,675
Amortization of acquired intangible assets	12,902	1,448
Acquisition-related expenses	6,369	3,758
Amortization of debt issuance costs and discounts	2,187	347
Legal reserve and settlement charges	9,500	—
Provision for income taxes(1)	57,236	—
Less:
Gains and other income from strategic investments attributable to CrowdStrike	(2,688)	—
Non-GAAP net income attributable to CrowdStrike	$160,656	$62,599
GAAP net loss per share attributable to CrowdStrike common stockholders, basic and diluted	$(1.03)	$(0.43)
Add:
Stock-based compensation	1.30	0.64
Amortization of acquired intangible assets	0.05	0.01
Acquisition-related expenses	0.03	0.02
Amortization of debt issuance costs and discounts	0.01	—
Legal reserve and settlement charges	0.04	—
Provision for income taxes(1)	0.24	—
Adjustment to fully diluted earnings per share(2)	0.04	0.03
Less:
Gains and other income from strategic investments attributable to CrowdStrike	(0.01)	—
Non-GAAP net income per share attributable to CrowdStrike common stockholders, diluted	$0.67	$0.27
Weighted-average shares used in computing GAAP net loss per share attributable to CrowdStrike common stockholders, basic and diluted	227,142	217,756
Weighted-average shares used in computing Non-GAAP net income per share attributable to CrowdStrike common stockholders, diluted	238,123	234,356

(1)
We use our GAAP provision for income taxes for the purpose of determining our non-GAAP income tax expense. The tax costs for intellectual property integration relating to the Humio acquisition is included in the GAAP provision for income taxes during the first quarter of fiscal 2022. The income tax benefits related to stock-based compensation, amortization of intangibles, including purchased patents, acquisition related expenses, amortization of debt issuance costs and discount, gains and other income from strategic investments attributable to CrowdStrike and legal reserve and settlement charges or benefits included in the GAAP provision for income taxes was not material for all periods presented.

(2)
For periods in which we had diluted non-GAAP net income per share attributable to CrowdStrike common stockholders, the sum of the impact of individual reconciling items may not total to diluted non-GAAP net income per share attributable to CrowdStrike common stockholders because the basic share counts used to calculate GAAP net loss per share attributable to CrowdStrike common stockholders differ from the diluted share counts used to calculate non-GAAP net income per share attributable to CrowdStrike common stockholders and because of rounding differences. The GAAP net loss per share attributable to CrowdStrike common stockholders calculation uses a lower share count as it excludes dilutive shares which are included in calculating the non-GAAP net income per share attributable to CrowdStrike common stockholders.

Non-GAAP earnings per share is the same as non-GAAP net income per share attributable to CrowdStrike common stockholders, diluted, except that non-GAAP earnings per share (1) excludes the effect of acquisitions and (2) does not exclude gains and other income from strategic investments attributable to CrowdStrike.

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CROWDSTRIKE HOLDINGS, INC.206 E. 9th STREETSUITE 1400AUSTIN, TEXAS 78701 VOTE BY INTERNETBefore The Meeting - Go to www.proxyvote.com or scan the QR Barcode aboveUse the Internet to transmit your voting instructions and for electronic delivery of informationup until 11:59 p.m. Eastern Time on June 28, 2022. Have your proxy card in hand whenyou access the web site and follow the instructions to obtain your records and to create anelectronic voting instruction form.During The Meeting - Go to www.virtualshareholdermeeting.com/CRWD2022You may attend the meeting via the Internet and vote during the meeting. Have the informationthat is printed in the box marked by the arrow available and follow the instructions.VOTE BY PHONE - 1-800-690-6903Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m.Eastern Time on June 28, 2022. Have your proxy card in hand when you call and then followthe instructions.VOTE BY MAILMark, sign and date your proxy card and return it in the postage-paid envelope wehave provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way,Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: D77219-P72481 KEEP THIS PORTION FOR YOUR RECORDS THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. DETACH AND RETURN THIS PORTION ONLY CROWDSTRIKE HOLDINGS, INC. ForAllWithholdAllFor AllExceptFor Against Abstain! ! !To withhold authority to vote for any individualnominee(s), mark "For All Except" and write thenumber(s) of the nominee(s) on the line below. The Board of Directors recommends you vote FOR thefollowing: 1. To elect CrowdStrike's nominees Cary J. Davis,George Kurtz and Laura J. Schumacher to the Board ofDirectors to hold office until the 2025 Annual Meetingof Stockholders. Nominees: 01) Cary J. Davis02) George Kurtz03) Laura J. Schumacher The Board of Directors recommends you vote FOR proposal 2: 2. To ratify the selection of PricewaterhouseCoopers LLP as CrowdStrike's independent registered public accounting firm for its fiscal year endingJanuary 31, 2023. NOTE: To transact such other business as may properly come before the Annual Meeting or any adjournments or postponements thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Jointowners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:The Notice and Proxy Statement and Annual Report on Form 10-K are available at www.proxyvote.com. CROWDSTRIKE HOLDINGS, INC.Annual Meeting of StockholdersJune 29, 2022 at 9:00 AM Pacific TimeThis proxy is solicited by the Board of Directors The stockholder(s) hereby appoint(s) George Kurtz and Burt W. Podbere, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common Stock of CROWDSTRIKE HOLDINGS, INC. that the stockholder(s) is/are entitled to vote at the Annual Meeting of Stockholdersto be held virtually at 9:00 AM Pacific Time on June 29th, 2022 at www.virtualshareholdermeeting.com/CRWD2022, and any adjournment or postponement thereof.This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side